EXHIBIT 10.1

LEASE

OF PREMISES AT 35 GATEHOUSE DRIVE,

WALTHAM, MASSACHUSETTS

FROM

ASTRAZENECA PHARMACEUTICALS LIMITED PARTNERSHIP

TO

CERULEAN PHARMA INC.

-i-

-ii-

-iii-

SUMMARY OF BASIC TERMS

OFFICE LEASE

OF PREMISES AT 35 gatehouse drive,

WALTHAM, MASSACHUSETTS

TO

CERULEAN PHARMA INC.

DATED AS OF JULY 9, 2015

__________________________________________________________________________

The following is a summary of certain basic terms of this Lease which is intended for the convenience and reference of the parties.  Capitalized terms used, but not defined, in this Summary of Basic Terms, have their defined meanings in this Lease.  In addition, some of the following items or terms are incorporated into this Lease by reference to the item or term or to this “Summary of Basic Terms”.

1.	Landlord: ASTRAZENECA PHARMACEUTICALS LIMITED PARTNERSHIP
2.	Tenant: CERULEAN PHARMA INC.
3A.	Premises: Approximately 22,992 square feet of rentable space located in Landlord’s Property as follows:
•	12,147 square feet of rentable office space located in Building D on Level 2 (“D2”)
•	9,092 square feet of rentable laboratory space located in Building C on Level 3 (“C3”); and
•	1,753 square feet of rentable space located in the vivarium and associated vivarium support space in Building C on Level 2 (“C2”), all as depicted on the floor plans attached hereto as Exhibit C.
3B.

Landlord’s Property:  The real property with the Building and any other improvements now or hereafter thereon, commonly known as 35 Gatehouse Drive, Waltham, Massachusetts, as described on Exhibit A and depicted on Exhibit B.

3C.

Leasable Square Footage of the Premises:  (which includes a proportionate share of the Common Areas of the Building):  22,992 rentable square feet. Additionally, Tenant shall have the right to use during the term hereof the Landlord’s work stations and furniture (e.g. desks, chairs and bookcases) presently located in the Premises without warranty or representation as to their usage, fitness or condition.  The Landlord shall have no obligation to maintain, replace or repair said furniture.  The aforesaid furniture shall remain the property of the Landlord and returned at the end of the Lease term in the same condition as delivered to Tenant, reasonable wear and tear and casualty excepted.
3D.	Leasable Square Footage of the Building: An agreed upon 297,576 rentable square feet, subject to future adjustment in the event that the Common Areas of the Building are expanded or reconfigured.
3E.

Landlord’s Equipment:  The equipment owned by Landlord and located in the Premises on the date of Landlord’s delivery of the Premises to Tenant.  A complete itemization of Landlord’s Equipment will be agreed upon and listed on an exhibit to this Lease within thirty (30) days after the Term Commencement Date, provided in all events that Landlord’s Equipment shall include the equipment noted in Schedule 3E attached hereto.

4.

Tenant Improvement Allowance:  None.  Tenant shall be responsible for and pay for its own Tenant improvements including, without limitation, for all telephone, data wiring and equipment installation throughout the Premises and for connection to the main demarcation room from local exchange carriers, domestic water distribution within the Premises, hot water requirements, safety equipment, laboratory waste removal and office cleaning.

5A.	Lease Term: An approximately five (5) year and two (2) month period commencing on the Term Commencement Date and ending on February 28, 2021.
5B.	Right of Extension: Tenant shall have the right to extend the Lease Term for one (1) three (3) year term in accordance with Section 2.4(b).
6.	Permitted Use: General business offices, scientific research and development laboratory, vivarium and uses customarily accessory thereto.
7.	Tenant’s Parking Allocation: fifty-eight (58) unassigned parking spaces (2.5 spaces per 1,000 leasable square feet of the Premises), subject to the provisions of Section 2.3.
8.	Base Rent: The Base Rent for the Initial Term shall be as set forth in the chart below:

Period	Base Rent per rsf	Annual Base Rent	Monthly Base Rent
Lease Years 1 and 2	$ 30.00	$ 689,760.00	$ 57,480.00
Lease Year 3	$ 32.50	$ 747,240.00	$ 62,270.00
Lease Year 4	$ 34.50	$ 793,224.00	$ 66,102.00
Lease Year 5	$ 36.50	$ 839,208.00	$ 69,934.00

As used above, a “Lease Year” shall mean a twelve (12) calendar month period, where each successive Lease Year following Lease Year 1 shall commence on each anniversary of the Rent Commencement Date.

The Base Rent for the Extension Term, if any, will be Fair Market Rent (as defined in Section 4.7 below), but in no event less than the Base Rent for the Lease Year immediately prior to such Extension Term.

9A.	Additional Rent: Tenant’s Tax Escalation, Tenant’s Operating Cost Escalation and/or Tenant’s Electricity Costs and all other sums (other than Base Rent) payable by Tenant to Landlord under this Lease.
9B.

Tenant’s Tax Escalation:  Tenant’s Share of Taxes for any Tax Fiscal Year occurring in whole or in part during the Lease Term; payable monthly in equal installments. Tenant’s Tax Escalation for fiscal year 2015 is estimated to be approximately $8.09 per rentable square foot

9C.

Tenant’s Operating Cost Escalation:  Tenant’s Share of the Operating Costs for any calendar year occurring whole or in part during the Lease Term; payable monthly in equal installments.  Tenant’s Operating Cost Escalation for fiscal year 2015 is estimated to be approximately $9.63 per rentable square foot.

9D.

Tenant’s Electricity Costs:  Tenant shall pay the costs for electricity for lights and plugs and HVAC service provided to the Premises in accordance with Sections 4.5 and 7.2 (“Tenant’s Electricity Costs”).  If not separately metered or sub-metered, Tenant will pay its pro-rata costs monthly as reasonably allocated by the Landlord pursuant to an articulated standard uniformly applied to all the tenants in the Building.

10.

Heat and Utilities:  Tenant shall be responsible for contracting directly with the utility providers for all utility service to the Premises, including, without limitation, all utilities necessary to provide HVAC service to the Premises. If not separately metered, Tenant will pay its pro-rata costs monthly as allocated by the Landlord.

11.	Brokers: Transwestern RBJ.
12A.	Tenant’s Address For Notices, Telephone Number, Fax Number and Taxpayer Identification No.:

Until the Term Commencement Date:

(i)	Cerulean Pharma Inc.
840 Memorial Drive, 5th Floor
Cambridge, MA 02139
Attn: Senior Vice President, Finance and Administration

And thereafter at the Premises to the attention of the same officer

(ii)	with a copy to the same address as above to the attention of the General Counsel, and
(iii)	with a copy to:
Paul C. Bauer, Esq.
Bowditch & Dewey, LLP
175 Crossing Boulevard, Suite 500,
Framingham, MA 0170

Tenant F.I.D. #20-4139823

12B.	Landlord’s Address for Notices:

AstraZeneca Pharmaceuticals LP

c/o MedImmune, LLC

One MedImmune Way

Gaithersburg, MD 20878

Attn: Cory Matthews / Global Real Estate

With a copy to:

AstraZeneca Pharmaceuticals LP

1800 Concord Pike

Wilmington, DE  19803

Attn:  General Counsel

with a copy to:

Burton Winnick, Esquire

McCarter & English, LLP

265 Franklin Street

Boston, MA  02110

12C.	Landlord’s Address for Payment of Rent:

AstraZeneca LP

c/o Transwestern

PO Box 343030

Bethesda, MD  20827-3030

13.	Security Deposit: $229,920.00 (Two Hundred Twenty-Nine Thousand Nine Hundred and Twenty and no/100 Dollars).

LEASE

THIS LEASE (this “Lease”), made as of the 9th day of July, 2015, by ASTRAZENECA PHARMACEUTICALS LIMITED PARTNERSHIP, a Delaware limited partnership, and CERULEAN PHARMA INC. , a Delaware corporation, is as follows.

W I T N E S S E T H:

Article I.
CERTAIN DEFINITIONS

In addition to the words and terms defined elsewhere in this Lease, the following words and terms shall have in this Lease the meanings set forth in this Article (whether or not underscored):

“Additional Rent” means (a) Tenant’s Tax Escalation, (b) Tenant’s Operating Cost Escalation and (c) Tenant’s Electricity Costs and (d) all other sums (other than Base Rent) payable by Tenant to Landlord hereunder.

“Bankruptcy Law” means any existing or future bankruptcy, insolvency, reorganization, dissolution, liquidation or arrangement or readjustment of debt law or any similar existing or future law of any applicable jurisdiction, or any laws amendatory thereof or supplemental thereto, including, without limitation, the United States Bankruptcy Code of 1978, as amended (11 U.S.C. Section 101 et seq.), as any or all of the foregoing may be amended or supplemented from time to time.

“Base Rent” has the meaning set forth in Item 8 of the Summary of Basic Terms.

“Broker” has the meaning set forth in Item 11 of the Summary of Basic Terms.

“Building” means the office and laboratory building located on Landlord’s Property and shown on the Site Plan.

“Business Hours” means Monday through Friday, 8:00 a.m. to 6:00 p.m. and Saturdays 8:00 a.m. to 1:00 a.m., except holidays.  The term “holiday” means the federal day of celebration of the following holidays:  New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving, Christmas and any other weekday on which banks in the City of Boston, Massachusetts, are closed or required to be closed.

“Common Areas” means all areas of Landlord’s Property, as designated by Landlord from time to time, located inside or outside of the Building, which are not intended for the use of a single tenant and which are intended for (i) the non-exclusive common use of Landlord, Tenant and other tenants of portions of Landlord’s Property and their respective employees, agents, licensees and invitees and/or (ii) to serve the Building and/or Landlord’s Property.  Common Areas include, without limitation, the lobby of the Building, common restroom facilities and stairwells of the Building, sidewalks, unreserved Parking Areas, access drives, landscaped areas, utility rooms, storage rooms, and utility lines and systems and the Common Facilities.

“Common Facilities” means those facilities located on Landlord’s Property which Landlord designates from time to time as “common facilities”, including, but not limited to, building systems, passenger elevators, materials dumb-waiters, pipes, ducts, wires, conduits, meters, HVAC equipment and systems, electrical systems and equipment and plumbing lines and facilities, showers, conference rooms, auditorium and video/telephone conferencing meeting facilities.

“Environmental Law” means the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et

seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, Chapter 21E of the Massachusetts General Laws,  all regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation (including any state or local board of health rules, regulation, or code), or any common law (including common law that may impose strict liability or liability based on negligence), which may relate to or deal with human health, the environment, natural resources, or Hazardous Materials, all as may be from time to time amended or modified.

“Event of Default” has the meaning given in Section 12.1.

“Extension Term” has the meaning given in Section 2.4(b).

“Generic Drug”  means (i) a drug product that is comparable to brand/reference listed drug product in dosage form, strength, route of administration, quality and performance characteristics, and intended use, (ii) any drug manufactured, marketed or sold under its chemical name without advertising and/or (iii) any drug manufactured, marketed or sold under an Adopted Name assigned by the  United States Adopted Names Council.

“Hazardous Materials” or “Hazardous Substances” means, at any time, (a) any “hazardous substance” as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder; (b) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any Environmental Law at such time; (c) asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), bio-medical materials or waste, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances which may be hazardous to human or animal health or the environment or which are listed or identified in, or regulated by, any Environmental Law; and (d) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.

“Initial Term” means the period beginning at 12:01 a.m. on the Term Commencement Date and ending at 11:59 p.m. on February 28, 2021.

“Insurance Costs” includes the cost of insuring the entire Landlord’s Property, including without limitation the buildings and improvements now or hereafter situated thereon, and all operations conducted in connection therewith, with such policies, coverages and companies and in such limits as may be reasonably selected by Landlord in light of the practices of similarly situated commercial landlords of comparable properties in the City of Waltham, Massachusetts (and/or which may be required by Landlord’s lenders), including, but not limited to, fire insurance with extended or with all-risk coverage, comprehensive general liability (including products liability) insurance covering personal injury, deaths and property damage with a personal injury endorsement covering false arrest, detention or imprisonment, malicious prosecution, libel and slander, and wrongful entry or eviction, rent loss or business interruption insurance earthquake insurance, Ordinance and Law insurance, terrorism insurance, worker’s compensation insurance, plate glass insurance, contractual liability insurance, boiler insurance, and fidelity bonds.

“Invitees” means employees, workers, visitors, guests, customers, suppliers, agents, contractors, representatives, licensees and other invitees.

“Laboratory Premises” means all parts of the Premises other than such portions located in D2.

“Land” means the land located at 35 Gatehouse Drive, Waltham, Massachusetts more particularly described in Exhibit A and which is depicted on the Site Plan.

“Landlord” means AstraZeneca Pharmaceuticals Limited Partnership, its successors and assigns.

“Landlord’s Property” means the Land, the Building and all present or future appurtenances and/or improvements to the Land and/or the Building.

“Leasable Square Footage of the Building” has the meaning set forth in Item 3D of the Summary of Basic Terms.

“Leasable Square Footage of the Premises” has the meaning set forth in Item 3C of the Summary of Basic Terms.

“Lease Term” means the Initial Term and, if Tenant timely and properly exercises its right to extend pursuant to Section 2.4(b), the Extension Term(s).

“Legal Requirements” means all applicable laws, statutes, rules, regulations and requirements of governmental authorities, including, but not limited to, zoning laws, building codes and the Americans with Disabilities Act of 1990 and any amendments thereto, regulations and ordinances in connection therewith (“ADA”).

“Office Premises” means the portion of the Premises located in D2.

“Operating Costs” means all costs, expenses and disbursements of every kind and nature (except Taxes) which Landlord shall pay or become obligated to pay in connection with owning, operating, managing, insuring, maintaining, repairing or replacing Landlord’s Property, all as reasonably and in good faith determined by Landlord.  For purposes of determining the Operating Costs, for any calendar year for which the Building is less than 95% occupied, the Operating Costs for such calendar year shall be equitably adjusted to reflect the amount they would have been if the Building had been 95% occupied for such calendar year.  In no event shall the provisions of this section entitle Landlord to collect from Tenant more than Tenant’s Share of 100% of Operating Costs actually incurred.  Operating Costs shall include, by way of illustration, but not be limited to: all Insurance Costs; all charges payable by Landlord in connection with the performance of Landlord’s maintenance and repair obligations with respect to Landlord’s Property; all charges payable by Landlord to provide janitorial service to Landlord’s Property; all charges payable by Landlord to provide heating, ventilating and air conditioning services to the Building; all charges payable by Landlord to provide utility services to Landlord’s Property (except Tenant’s Electricity Costs or other similar electricity charges payable by other tenants); all costs related to trash, debris and refuse removal; all costs related to removal of snow and ice; all costs of pest and vermin control for the Common Areas; all costs of providing, maintaining, repairing and replacing of paving, curbs, walkways, landscaping, planters, roofs, walls, drainage, utility lines, security systems and other equipment; all costs of painting the exterior and Common Areas of the Building; all costs of repaving, resurfacing and restriping Parking Areas and drives; all costs of lighting, cleaning, waterproofing, repairing and maintaining Common Areas, Common Facilities and other portions of Landlord’s Property; the net cost to Landlord of providing food service as provided in Section 6.1(h); all costs of licenses, permits and inspection fees; all legal, accounting, inspection and consulting fees related to Landlord’s Property that are not specifically excluded herein; all costs of capital repairs and replacements to the Building or Common Areas, amortized over their expected useful life based upon and including a market rate of interest not to exceed eight percent (8%) per annum (subject to the limitation described below); all costs of wages, salaries and benefits of operating personnel, including welfare, retirement, vacations and other compensation and fringe benefits and payroll taxes for employees at or below the level of Building manager (provided that if any employee performs services in connection with the Building and other buildings, costs associated with such employee shall be proportionately included in Operating Costs based on the percentage of time such employee spends in connection with the operation, maintenance and management of the Building); management fees equal to 3% of gross rental revenues derived from Landlord’s Property (which management fees may be payable to an affiliate of Landlord); and all materials and supplies, including charges for telephone, overnight courier, postage, stationery, supplies and other materials and expenses required for the routine operation of the management office.  However, notwithstanding the above, the following specific items shall not be included: (a) the cost of alterations to space in the Building leased to others; (b) debt service and ground rent payments, including ground lease payments and points, commissions and legal fees associated with financing; (c) any cost or expenditure for which Landlord is entitled to reimbursement by insurance proceeds or eminent domain proceeds, whether or not Landlord is actually reimbursed; (d) costs for which Landlord is entitled to reimbursement under warranties provided to Landlord by contractors who have warranty obligations, whether or not Landlord is actually reimbursed; (e) costs in connection with leasing space in Landlord’s Property, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants, attorneys’ fees and collection costs related to negotiation and enforcement of tenant leases; (f) the cost of providing electrical service (lights and plugs) to space leased to tenants; (g) expenses which are billed directly, or reasonably allocable exclusively, to any tenant of the Building; (h) salaries and bonuses other than as expressly included in Operating Costs as set forth above; (i) the cost of any work or service performed on an extra-cost basis for any tenant of the Building; (j) capital expenditures, except for the amortization of capital expenditures (over their expected useful life based upon and including a market rate of interest not to exceed eight percent (8%) per annum) which (1) are required by laws which first become effective or applicable to Landlord’s Property after the Term Commencement Date, (2) are reasonably projected to achieve a savings in total Operating Costs over the Lease Term; or (3) are for repair or replacement of existing elements of Landlord’s Property; (k) the cost of any additions or improvements to the Building or Landlord’s Property; (l) depreciation, other than the amortization of capital improvements hereafter made as provided above; (m) costs incurred in connection with the actual or contemplated sale, financing or refinancing of Landlord’s Property; syndicating selling or changing ownership interest of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges incurred in such transaction; (n) fines, costs, interest and/or penalties incurred due to the late payment of Taxes or Operating Costs, or any failure of Landlord to timely pay any obligation; (o) organizational expenses associated with the creation and operation of the entity that constitutes Landlord (as distinguished from the costs of Building operations) including, but not limited to, Landlord’s or Landlord’s property manager’s general corporate overhead or general administrative expenses; (p) advertising and promotional costs including tenant relation programs and events; (q) Landlord’s gross receipts taxes, personal and corporate income taxes, inheritance and estate taxes, other business taxes and assessments, franchise, gift and transfer taxes; (r) any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations; (s) costs incurred in connection with the original design and construction of the Building or Landlord’s Property, and the repair of damage to the Building or Landlord’s Property in connection with any type of casualty, event of damage or destruction or condemnation (other than the amount of any deductible payable by Landlord under any property insurance policy on Landlord’s Property, which amount shall be included in Operating Costs); (t) costs incurred in connection with upgrading the Building or Landlord’s Property to comply with insurance requirements, or life safety codes, ordinances, statutes, and any other requirements of any governmental authority or other laws in effect and applicable to Landlord’s Property prior to the Term Commencement Date, including without limitation the ADA, including penalties or damages incurred as a result of non-compliance; (u) reserves of any kind; (v) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants of Landlord’s Property under their respective leases; (w) any costs, fines, or penalties incurred due to violations by Landlord of any governmental rule or authority; (x) legal fees, accountant fees and other expenses incurred in disputes with other former, current or future tenants or occupants of Landlord’s Property, or associated with the enforcement of any other leases of space in the Landlord’s Property, or the defense of Landlord’s title to or interest in the Building, Landlord’s Property or any part thereof; (y) services or installations available to any tenant in Landlord’s Property that are not also furnished to Tenant; (z) the cost of any service provided to Tenant or other occupants of Landlord’s Property for which Landlord is entitled to reimbursement (other than by a general reimbursement of operating expenses), whether or not Landlord is actually reimbursed; (aa) any cost or expense that is expressly excluded from Operating Costs, or expressly provided to be incurred by Landlord at its sole cost and expense, pursuant to any provision of this Lease; (bb) any Operating Cost charged to another tenant of Landlord’s Property that such tenant fails to pay; (cc) insurance premiums, or increases in insurance premiums, for any insurance required by any other tenant or occupant of Landlord’s Property that is not the same as or substantially equivalent to the insurance required of Landlord under this Lease; (dd) legal, mediation, arbitration, accounting and other fees and expenses incurred in disputes with the holder of any mortgage, deed of trust or other security instrument now or hereafter encumbering all or any part of Landlord’s Property; (ee) any cost or expense payable to any of Landlord’s affiliates or divisions, to the extent that such cost or expense is in excess of that which would be charged by an unaffiliated person or firm for the same service in Waltham, Massachusetts; (ff) costs incurred by Landlord in connection with correction of defects in design and construction of the Building or Landlord’s Property; (gg) any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Material in or about the Landlord’s Property, including without limitation, Hazardous Substances in the ground water or soil that are not the responsibility of Tenant under this Lease; (hh) any cost or expense occasioned by or resulting from any violation of law by any other tenant or occupant of Landlord’s Property or their respective Invitees, or by any person or entity other than Tenant or Tenant’s Invitees; (ii) any bad debt loss, rent loss, or reserves (including, without limitation, any reserves for bad debts or rent loss); (jj) contributions to reserves for Operating Costs, including reserves for capital improvements (whether or not otherwise allocable under this Lease); (kk) contributions to political or charitable organizations; (ll) costs of repairs, restoration, replacements or other work occasioned by the adjudicated negligence or adjudicated intentional tort of Landlord, or any employee or agent of Landlord; (mm) the cost of any “tap fees” or one-time lump sum sewer or water connection fees for the Building payable in connection with the initial construction of the Building; (nn) Landlord’s general overhead and administrative expenses not related to the Building; (oo) legal fees, accountants’ fees and other expenses incurred in connection with disputes with Tenant or other tenants or occupants of the Building or associated with the enforcement of any lease or defense of Landlord’s title to or interest in the Building or any part thereof; (pp) costs incurred due to violation by Landlord or any other tenant in the Building of the terms and conditions of any lease; and (qq) moving expense costs of tenants of the Building.

“Parking Areas” means those portions of Landlord’s Property which may be used for parking as depicted on the Site Plan, as such areas may be changed by Landlord from time to time.  The Parking Areas presently consist of the Parking Garage and the surface parking areas as depicted on the Site Plan.  The Parking Areas will not be changed to materially and adversely impact Tenant’s ingress and egress, parking rights or availability or to materially increase the distance from the Parking Areas to the Premises.

“Permitted Transferee” means (a) an entity controlling, controlled by or under common control with Tenant (a “Tenant Affiliate”), (b) an entity which succeeds to Tenant’s business by merger, consolidation or other form of corporate reorganization, (c) an entity which acquires all or substantially all of Tenant’s assets or stock or (d) a public offering or transfer of shares of Tenant on a stock exchange or equivalent trading system; provided that an entity may not become a Permitted Transferee through or as a part of a bankruptcy or other similar insolvency proceeding.  Provided, however, the Tenant may not transfer, sublet or assign this Lease or the Premises to any individual, entity or company engaged in the Generic Drug business of any nature or description including, without limitation, the manufacture, development, sales, distribution or marketing of such products.

“Permitted Use” has the meaning set forth in Item 6 of the Summary of Basic Terms.

“Person” means any individual, partnership, joint venture, trust, limited liability company, business trust, joint stock company, unincorporated association, corporation, institution or entity, including any governmental authority.

“Premises” has the meaning set forth in Item 3A of the Summary of Basic Terms.

“Rent Commencement Date” means March 1, 2016.

“Rules and Regulations” means the rules and regulations promulgated by Landlord with respect to Landlord’s Property, a copy of which is attached hereto as Exhibit D, as the same may be reasonably and in good faith modified by Landlord in a non-discriminatory manner from time to time upon notice to Tenant.

“Site Plan” means the site plan of Landlord’s Property attached hereto as Exhibit B which depicts the approximate size and layout of the Land, the Building and the Parking Areas.

“Specified Number” means fifty-eight (58), subject to the provisions of Section 2.3, based on a parking ratio of 2.5 spaces per 1,000 leasable square feet of the Premises (Landlord and Tenant acknowledging that (i) the Specified Number shall increase and decrease by such ratio if and to the extent the leasable square footage increases or decreases and (ii) subject to Landlord’s right to temporarily close portions of the parking areas for maintenance, repairs and construction-related matters, in no event shall the ratio of 2.5 spaces per 1,000 leasable square feet of the Premises be reduced by Landlord with respect to Tenant’s parking rights under this Lease).

“Summary of Basic Terms” means the Summary of Basic Terms which is affixed to this Lease immediately after the table of contents of this Lease.

“Tax Fiscal Year” means July 1 through June 30 next following, or such other tax period as may be established by law for the payment of Taxes.

“Taxes” means (a) all taxes, assessments, betterments, water or sewer entrance fees and charges including general, special, ordinary and extraordinary, environmental, or any other charges (including charges for the use of municipal services if billed separately from other taxes), levied, assessed or imposed at any time by any governmental authority upon or against the Land, the Building, or the fixtures, signs and other improvements thereon then included in Landlord’s Property and (b) all attorneys’ fees, appraisal fees and other fees, charges, costs and/or expenses incurred in connection with any proceedings related to an attempt to reduce the amount of the Taxes, change the tax classification and/or reduce the assessed value of Landlord’s Property, provided that such proceedings are reasonably projected to achieve a savings in total Taxes (taking into account the costs of the proceedings) over the Lease Term.  This definition of Taxes is based upon the present system of real estate taxation in the Commonwealth of Massachusetts; if taxes upon rentals or any other basis shall be substituted, in whole or in part, for the present ad valorem real estate taxes, the term “Taxes” shall be deemed changed to the extent to which there is such a substitution for the present ad valorem real estate taxes.  Taxes shall not include (i) any net income, capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes; (ii) any item to the extent otherwise included in Operating Costs and (iii) interest and/or penalties incurred as a result of Landlord’s late payment of any Taxes.

“Tenant” means Cerulean Pharma Inc., a Delaware corporation, its permitted successors and permitted assigns.

“Tenant Improvement Allowance” has the meaning set forth in Item 4 of the Summary of Basic Terms.

“Tenant’s Electricity Costs” has the meaning set forth in Item 9D of the Summary of Basic Terms.

“Tenant’s Share” means 7.73%, being the amount (expressed as a percentage) equal to (a) the Leasable Square Footage of the Premises divided by (b) the Leasable Square Footage of the Building (rounded to the nearest one-hundredth of one percent (0.01%).

“Term Commencement Date” means December 28, 2015.

Article II.
LEASE OF PREMISES

Section 2.1 Lease of the Premises

(a) Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon and subject to the terms and provisions of this Lease and all zoning ordinances, and easements, restrictions and conditions of record.  Subject to all applicable Legal Requirements and Rules and Regulations, Tenant shall have access to the Premises on a seven days per week, 24 hours per day basis during the Lease Term, subject to closure where necessary or appropriate for maintenance, cleaning and repairs and those matters which are beyond Landlord’s reasonable control, including but not limited to, acts of God, accidents, breakdowns, war, civil commotion, fire or other casualty, labor difficulties, governmental regulations or orders and weather conditions.  In the event that it is necessary for Landlord to close the Premises for maintenance, cleaning or repairs, Landlord shall limit the closure to the minimum duration necessary to accomplish the applicable maintenance, cleaning and repairs.  Except in the event of emergency Landlord shall give Tenant not less than 72 hours advance written notice of any such closure.

Section 2.2 Common Rights

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(a) The Premises are leased subject to, and with the benefit of, the non-exclusive right to use in common with others at any time entitled thereto the Common Areas and Common Facilities for all such purposes as such areas may be reasonably designated, but only in connection with the use of the Premises for the Permitted Use in accordance with the Rules and Regulations.  Landlord shall have the right from time to time to designate or change the locations, size or configuration of the Common Areas, and to modify or replace the Common Facilities, and to permit expansion of construction and new construction therein; provided, however, such changes shall not have a material adverse impact on Tenant’s access to, or use and enjoyment of, the Premises.  Tenant shall not have the right to use those portions of the Common Areas designated from time to time by Landlord as for the temporary exclusive use of one or more other tenants, provided that such areas shall not constitute any area which this Lease specifically provides Tenant the exclusive right to use or where the temporary inability to use such Common Areas would materially adversely affect Tenant’s access to, or use and enjoyment of, the Premises.  Included herein at the discretion of the Landlord to use the conference center or conference rooms when not otherwise booked by the Landlord or others also entitled to use same.

Section 2.3 Parking

.  Subject to the Rules and Regulations, Tenant’s Invitees are authorized to park not more than the Specified Number of passenger automobiles, at any time, in the unreserved Parking Areas in common with Landlord and other tenants of Landlord’s Property from time to time, on a first come, first served basis.  Tenant acknowledges that not all of the Specified Number of spaces are located on Landlord’s Property and agrees that, in order to use the full amount of the Specified Number, Tenant will be required to utilize spaces in the Parking Garage.  In the event of a change in the Leasable Square Footage of the Premises, the Specified Number shall be adjusted pursuant to the formula used to calculate the Specified Number as of the date of the Lease.  Tenant shall not (a) permit any Invitees of Tenant (other than visitors and guests) to park in spaces designated as “visitor” spaces, (b) permit any Invitees of Tenant to park in spaces designated as “reserved” spaces (unless reserved for Tenant), (c) permit the total number of passenger automobiles parked in the Parking Areas by Invitees of Tenant, at any time, to exceed the Specified Number, and (d) except for delivery trucks using designated loading and unloading facilities, permit any Invitee of Tenant to park any vehicle in the Parking Areas other than passenger automobiles.  Landlord may, from time to time, designate one or more spaces as reserved for the exclusive use of one or more of the tenants and/or for Landlord’s Invitees, provided the same shall not materially and adversely affect Tenant’s parking rights hereunder.   Subject to the Rules and Regulations, Tenant shall have non-exclusive access to two (2) loading docks located in Building E, Level 0, and to the loading dock of the main building (A00).

Section 2.4 Lease Term

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(a) The Lease Term shall commence at 12:01 a.m. on the Term Commencement Date and, unless Tenant timely and properly exercises its right to extend pursuant to Section 2.4(b) or this Lease terminates early, shall end at 11:59 p.m. on February 28, 2021.

(b) Provided that an Event of Default does not then exist, Tenant shall have the right to extend the Lease Term for one (1) period of three (3) years (the “Extension Term”) by giving Landlord written notice specifying such extension, which notice must be received by Landlord not less than twelve (12) months prior to the expiration date of the Initial Term.  If such extension becomes effective, the Lease Term shall be automatically extended upon the same terms and conditions as are applicable to the Initial Term, except that (x) Base Rent for the applicable Extension Term shall be as set forth in Item 8 of the Summary of Basic Terms and (y) there shall be no further right to extend or renew beyond the first Extension Term.

Section 2.5 Lease Amendment

.  If, pursuant to any provision of this Lease, there is a change in any of the terms or amounts in the Summary of Basic Terms (including, without limitation, the Leasable Square Footage of the Building, the Leasable Square Footage of the Premises, Base Rent, or Tenant’s Share) then in effect, Landlord and Tenant will promptly execute a written amendment to, and restatement of, the Summary of Basic Terms, substituting the changed (or confirmed) terms and recomputed amounts in lieu of each of the applicable terms and amounts then in effect which have been changed.  As of the effective date of the amendment to the Summary of Basic Terms, the changed terms (and recomputed amounts) will be effective for all purposes of this Lease, and the amended and restated Summary of Basic Terms will be a part of, and incorporated into, this Lease.

Section 2.6 Landlord’s Equipment

During the Lease Term, Tenant shall have a license to use, at no additional cost to Tenant, Landlord's Equipment.  Tenant takes the Landlord’s Equipment in “AS IS” condition, and Landlord does not warrant or make any representation, express or implied, concerning the condition, adequacy or sufficiency for Tenant’s present or future purposes of the Landlord’s Equipment.  Landlord shall perform any maintenance, repairs or restoration that may be required to the Landlord’s Equipment during the Lease Term, and Tenant shall reimburse Landlord for all costs in connection therewith within thirty (30) days following receipt of Landlord invoice.  Tenant shall return the Landlord’s Equipment upon the expiration or earlier termination of this Lease in the same condition as of the Term Commencement Date, ordinary wear and tear and casualty excepted.  Under no circumstances shall Tenant remove any of Landlord’s Equipment from the Premises.

Section 2.7 Back-up Generator.

Tenant shall be permitted to connect its equipment located in the Premises to the back-up generator equipment serving the Building (the “Back-up Generator”), at no additional cost to Tenant, by plugging such equipment into the red electrical outlets currently located in the Premises (the “Back-up Generator Outlets”).  Tenant’s use of such Back-Up Generator Outlets shall be at the sole risk and hazard of Tenant and Landlord does not warrant or make any representation, express or implied, concerning the condition, adequacy or sufficiency for Tenant’s present or future purposes of the Back-up Generator Outlets and/or Back-up Generator.  Landlord covenants that Landlord shall use commercially reasonable efforts to maintain the Back-up Generator (or replacement back-up generator equipment with substantially the same or better specifications to the Back-Up Generator) in good working order and condition throughout the Lease Term.

Section 2.8 Flammables Storage Room.

Subject to Landlord’s reasonable allocation of the same between the various tenants and occupants of Landlord’s Property, Landlord shall use commercially reasonable efforts to provide Tenant an exclusive license to use the portions of the flammables storage cabinets designated by Landlord (the “A.00 Flammables Storage”) within Building A, Level 00 (the “A.00 Flammables Storage Room”, as more particularly set forth in Exhibit F attached hereto and incorporated herein) at a monthly license fee (the “Flammables Storage License Fee”) not to exceed $22.00 per rentable square foot of such Flammables Storage per annum, which license fee shall be exclusive of all operating expenses of the A.00 Flammables Storage Room.  Such license to use the A.00 Flammables Storage shall be pursuant to a separate agreement between Landlord and Tenant.  Landlord shall maintain the A.00 Flammables Storage in its current condition and maintain its current permits for the same.

Section 2.9 Right of First Offer; Building K Notice.

Tenant shall have a one-time right of first offer (the “Right of First Offer”) on the then-available portions of (i) Building E, (ii) Floor 3 of Building D and (iii) Floor 2 of Building C (each, a “ROFO Space”) upon the following terms and conditions.  This Right of First Offer is subject and subordinate to the rights of third parties existing as of the date of this Lease, to the rights, if any, of each tenant set forth in the applicable lease with such tenant pursuant to the Initial Lease-Up (as defined below) with respect to a ROFO Space that such tenant leased in such applicable lease, and to the right of Landlord or any affiliate of Landlord to use or occupy such ROFO Space.

Landlord will notify Tenant of its plans to market a ROFO Space (the “ROFO Notice”) for lease to any party unrelated to Landlord (it being acknowledged and agreed that the Right of First Offer shall not be applicable to space Landlord intends to occupy and/or provide to affiliates of Landlord), which ROFO Notice shall specify the location and square footage for such ROFO Space, Landlord’s estimate of the fair market rent for such ROFO Space, the date of availability of such ROFO Space, the term for the ROFO Space and all other material terms and conditions which will apply to such ROFO Space.  Within ten (10) Business Days following its receipt of any ROFO Notice, Tenant shall have the right to accept the same by written notice to Landlord (the “ROFO Acceptance Notice”), provided that if Tenant disputes Landlord’s estimate of the fair market rent in the ROFO Acceptance Notice, the fair market rent for such space shall be determined as set forth in Section 4.7 below.   If Tenant timely delivers a ROFO Acceptance Notice, Landlord and Tenant shall execute an amendment to the Lease incorporating the ROFO Space into the Premises upon the terms contained in the ROFO Notice within ten (10) Business Days following Landlord’s delivery to Tenant of a form therefor (and if the Landlord’s determination of fair market rent was disputed in the ROFO Notice and not agreed to as of the commencement of the term for such ROFO Space, then rent shall be Landlord’s determination of fair market rent until the finalization of the fair market rent appraisal, and any change in such rent amount shall be adjusted – with applicable credits or reimbursement for any underpayment or overpayment - thereafter).

If Tenant fails to timely deliver a ROFO Acceptance Notice within said ten (10) Business Day period or fails to execute Landlord’s form of amendment for such ROFO Space within ten (10) Business Days of receipt from Landlord, Tenant shall be deemed to have waived its rights with respect to a ROFO Space and Landlord shall be entitled, but not required, to lease all or any portion of such ROFO Space to any third party or parties on such terms and conditions, including, without limitation, options to extend the term of such lease and/or expand the premises under such lease, and for such rent as Landlord determines, all in its sole discretion, and the Right of First Offer with respect to such ROFO Space in such ROFO Notice shall be of no further force or effect.

Notwithstanding any contrary provision of this Lease, any Right of First Offer, and any exercise by Tenant of any Right of First Offer shall be void and of no effect unless on the date Tenant timely delivers a ROFO Acceptance Notice to Landlord and on the commencement date of the amendment for a ROFO Space (as applicable): (i) this Lease is in full force and effect and (ii) no Event of Default has occurred under this Lease which remains continuing and uncured after any applicable notice and opportunity to cure and (iii) Tenant shall not have assigned this Lease other than to a Permitted Transferee, and there shall not be any sublease or subleases then in effect.  Tenant acknowledges and agrees that Tenant’s Right of First Offer with respect to any space that is not subject to a third-party lease on the date hereof (the “Vacant Space”) shall not be of any force or effect until such time as such Vacant Space has been initially leased to a third-party tenant after the date hereof as set forth in that lease to such third party tenant as of that date (the “Initial Lease-Up”) and such lease has subsequently expired.

In the event Landlord commences construction of the so-called “Building K” portion of the Building and desires to offer portions of Building K for lease, Landlord shall use commercially reasonable efforts to apprise Tenant of any space in Building K that shall be available for lease by Tenant.  The foregoing notwithstanding, Landlord shall in no event be liable to Tenant for any failure for provide such information regarding Building K to Tenant.

Article III.
CONDITION OF PREMISES; CONSTRUCTION OF INITIAL IMPROVEMENTS; ALLOWANCE

Section 3.1 Condition of Premises

.  Notwithstanding anything to the contrary herein contained, Tenant shall take the Premises “as-is”, in the condition in which the Premises are in as of the Term Commencement Date, without any obligation on the part of Landlord to prepare or construct the Premises for Tenant’s occupancy, and without any representation or warranty by Landlord to Tenant as to the condition of the Premises or the Building except as set forth in the next sentence.  Notwithstanding the foregoing Landlord represents that the roof and all structural elements of the Building and all utility and building service systems located in the Building on the Term Commencement Date shall be in good working order and condition for use of the Premises as office space on the Term Commencement Date and the condition of the Premises as of the Term Commencement Date shall not materially, adversely differ from its condition as of the date of Tenant’s execution of this Lease.

Section 3.2 Tenant’s Work; Landlord’s Contribution.   NOT APPLICABLE

Section 3.3 Plans and Specifications

.  Tenant shall be solely responsible for the preparation of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “plans”) necessary for Tenant to construct the Premises for Tenant’s occupancy, which plans shall be subject to approval by Landlord’s architect and engineers and shall comply with their reasonable requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building.  Landlord’s approval is solely given for the benefit of Landlord, and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of Tenant’s plans for any purpose whatsoever other than that Landlord does not object thereto under this Lease.  Landlord’s architects and engineers shall respond (with approval or disapproval) to any plan submission by Tenant within 8 business days after Landlord’s receipt thereof.  If Landlord fails to respond to any such submission within such 8 business day period, which failure continues for more than 2 business days after Tenant gives Landlord a written notice (the “Deemed Approved Notice”) advising Landlord that such plan submission shall be deemed approved within 2 business days of Landlord’s receipt of the Deemed Approved Notice, then such plan submission shall be deemed approved hereunder.  The Deemed Approved Notice shall, in order to be effective, contain on the first page thereof, in a font at least twice as large as the font of any other text contained in such notice, a legend substantially as follows:  “FAILURE TO RESPOND TO THIS NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER RECEIPT HEREOF SHALL CONSTITUTE LANDLORD’S APPROVAL OF SUBMITTED PLANS.”  In the event Landlord’s architect’s or engineers’ approval of Tenant’s plans is withheld or conditioned, Landlord shall send prompt written notification thereof to Tenant and include a reasonably detailed statement identifying the reasons for such refusal or condition, and Tenant shall promptly have the plans revised by its architect to incorporate all reasonable objections and conditions presented by Landlord and shall resubmit such plans to Landlord.  Landlord’s architects and engineers shall respond (with approval or disapproval) to any plan re-submission by Tenant within 8 business days after Landlord’s receipt thereof.  Such process shall be followed until the plans shall have been approved by Landlord’s architect and engineers without unreasonable objection or condition.  Without limiting the foregoing, Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  Tenant agrees it shall be solely responsible for the timely preparation and submission of all such plans and for all elements of the design of such plans and for all costs related thereto.  (The word “architect” as used in this Section 3.2 shall include an interior designer or space planner.)

Section 3.4 Signs

.  Tenant may not erect or keep any sign which is visible from the exterior of the Building, but tenant may install a sign at its sole cost and expense at the entrance to the Premises subject to Landlord’s reasonable approval.  All signs located in the interior and/or exterior of the Building (i) shall comply with all applicable Legal Requirements and the sign criteria included in the Rules and Regulations, and (ii) and shall have been reasonably approved in writing and in advance by Landlord following submission of detailed plans and specifications by Tenant to Landlord.  Tenant shall maintain its signs in good condition and repair and in accordance with Legal Requirements.  At the end of the Lease Term or earlier termination of this Lease, Tenant shall promptly remove Tenant’s signs, repair any damage caused by such removal, and return the affected portions of the Building to their condition existing prior to installation of the signs.  Tenant shall be identified in the Building directory in the Building’s common lobby and with directional signage at the entry of the Building at Landlord’s cost and, at Tenant’s cost, on the sign board at the entrance to the complex which includes the Building and Premises.

Article IV.
BASE RENT; ADDITIONAL RENT

Section 4.1 Base Rent

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(a) Tenant shall pay Base Rent commencing on the Rent Commencement Date at the rate set forth in Item 8 of the Summary of Basic Terms.

(b) Base Rent shall be payable in equal monthly installments of 1/12th of the annual Base Rent then in effect and shall be paid without offset for any reason except as otherwise expressly provided herein, in advance, on the first day of each calendar month from and after the Rent Commencement Date.  Base Rent and

Additional Rent shall be paid either (i) by an “electronic funds transfer” system arranged by and among Tenant, Tenant’s bank and Landlord, or (ii) by check sent to Landlord’s address set forth in Item 12C of the Summary of Basic Terms, or at such other place as Landlord shall from time to time designate in writing.  If Tenant is using checks, rent checks shall be made payable to AstraZeneca LP or to such other entity as Landlord may designate from time to time in writing.  The obligations of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent covenants and obligations. The parties acknowledge and agree that the obligations owing by Tenant under this Section 4.1 are rent reserved under this Lease, for all purposes hereunder, and are rent reserved within the meaning of Section 502(b)(6) of the Bankruptcy Code or any successor provision thereto.

Section 4.2 Certain Additional Rent

.  From and after the Term Commencement Date Tenant shall pay to Landlord, without offset for any reason, all Additional Rent when due.  If Tenant fails to pay any Additional Rent, Landlord shall have all the rights and remedies for failure to pay Base Rent.  The parties acknowledge and agree that the obligations owing by Tenant under this Section 4.2 are rent reserved under this Lease, for all purposes hereunder, and are rent reserved within the meaning of Section 502(b)(6) of the Bankruptcy Code or any successor provision thereto.

Section 4.3 Taxes.

(a) Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Tax Escalation.  Tenant’s Tax Escalation shall be estimated in good faith by Landlord at the beginning of each Tax Fiscal Year, and thereafter be payable to Landlord in equal estimated monthly installments together with the payment of Base Rent, subject to readjustment when the actual amount of Taxes is determined.  After readjustment, any shortage shall be due and payable by Tenant within 30 days of demand by Landlord and any excess shall be credited against future Base Rent and Additional Rent obligations, or refunded if the Lease Term has ended or terminated early and Tenant has no further rent or surrender obligations to Landlord.  If the taxing authority provides an estimated tax bill, then monthly installments of Taxes shall be based thereon until the final tax bill is ascertained.  Landlord shall furnish to Tenant, upon Tenant’s request, but not more than once in any year, a copy of the tax bill or any estimated tax bill.

(b) If, after Tenant shall have made any payment under this Section 4.3, Landlord shall receive a refund of any portion of the Taxes paid on account of any Tax Fiscal Year in which such payments shall have been made as a result of an abatement of such Taxes, by final determination of legal proceedings, settlement or otherwise, Landlord shall, within 30 days after receiving the refund, pay to Tenant (unless an Event of Default has occurred) an amount equal to (i) the lesser of (A) Tenant’s Tax Escalation payments for such Tax Fiscal Year or (B) Tenant’s Share of the refund, which payment to Tenant shall be appropriately adjusted if Tenant’s Tax Escalation covered a shorter period than covered by the refund, less (ii) Tenant’s Share of all reasonable expenses incurred by Landlord in connection with such proceedings (including, but not limited to, reasonable attorneys’ fees, costs and appraisers’ fees).  Landlord shall have sole control of all tax abatement proceedings.

(c) Tenant’s obligation in respect of Taxes shall be prorated at the beginning and end of the Lease Term.  If the final tax bill for the Tax Fiscal Year in which such expiration or termination of this Lease occurs shall not have been received by Landlord, then within 30 days after the receipt of the tax bill for such Tax Fiscal Year, Landlord and Tenant shall make appropriate adjustments of estimated payments.

(d) Without limiting the generality of the foregoing, Tenant shall pay all rent and personal property taxes attributable to its signs or any other personal property including but not limited to its trade fixtures, the existing or any future floor coverings, wall treatments and light fixtures in the Premises.

(e) Landlord may bring proceedings to contest the validity of the amount of any Taxes or to recover payment therefor.  Tenant shall reasonably cooperate with Landlord in connection with such proceedings and shall pay to Landlord Tenant’s Share of all reasonable costs, fees and expenses of such proceedings promptly upon being billed therefor.  Any refund, rebate, credit or abatement of Taxes shall be equitably apportioned between the parties with due regard to the duties and rights of each under this Lease, after first reimbursing the parties participating in such contest or proceedings for their aforesaid respective costs and expenses in such contest or proceeding. If and to the extent the cost of bringing such proceedings in included in Taxes, then such costs shall not also be included in Operating Costs.

Section 4.4 Operating Costs

.  Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Operating Cost Escalation.  Tenant’s Operating Cost Escalation shall be estimated in good faith by Landlord at the beginning of each calendar year, and thereafter be payable in equal estimated monthly installments, together with the Base Rent, subject to readjustment from time to time, but not more frequently than once in any calendar year, as reasonably determined by Landlord and also when actual Operating Costs are determined.  After a readjustment, any shortage shall be due and payable by Tenant within 30 days of demand by Landlord and any excess shall be credited against future Base Rent and Additional Rent obligations, or refunded if the Lease Term has ended and Tenant has no further rent or surrender obligations to Landlord.  Upon Tenant’s reasonable written request, Landlord shall provide Tenant with reasonable supporting documentation for the Operating Costs for the prior calendar year; provided that such request is received by Landlord within six months after the end of the calendar year to which such Operating Costs relate.

Section 4.5 Payment for Electricity

.  Landlord has installed a meter to measure the consumption of electricity by all of the tenants (including Tenant) on the floors of the Building in which the Premises are located.  Tenant shall from and after the Term Commencement Date pay to Landlord, as Additional Rent, on demand from time to time, but not more frequently than monthly, for its consumption of electricity, a sum equal to its pro rata share of such electrical costs, which pro rata share shall be based on a ratio, the numerator of which is the area of the portion of the Premises subject to each such common meter and the denominator of which is the aggregate area occupied by tenants on the floor of the Building in which such portion of the Premises is located sharing such common meter.  The rate to be paid by Tenant for electricity shall exclude the costs incurred by Landlord in maintaining or replacing electrical meters, sub-meters or check-meters, but shall include any taxes or other charges imposed on the Landlord in connection with such electrical service.  In the event Landlord installs a check-meter to measure the consumption of electricity by Tenant in any portion of the Premises, Tenant shall pay to Landlord, as Additional Rent, on demand from time to time, but not more frequently than monthly, for its consumption of electricity as measured by such check-meter.

Section 4.6 Tenant’s Audit Rights

.  Annually, within 120 days after the end of each calendar year or Tax Fiscal Year, as applicable, Landlord shall furnish to Tenant a report setting forth in reasonable detail the Operating Costs and Taxes for the immediately preceding calendar year (in the case of Operating Costs) or Tax Fiscal Year (in the case of Taxes).  Tenant shall have the right to audit Landlord’s books and records relating to Operating Costs and/or Taxes with respect to the period covered by each such report within six months after receipt of such report (such six month period being called the “Audit Period”) by delivering a notice of its intention to perform such audit to Landlord.  If, as a result of such audit, Tenant believes that it is entitled to receive a refund of any Additional Rent paid by Tenant in respect of Operating Costs and/or Taxes, Tenant shall deliver to Landlord, no later than 30 days after expiration of the Audit Period, a notice demanding such a refund, together with a statement of the grounds for each such demand and the amount of each proposed refund.  The cost of any such audit shall be paid by Tenant, except that, if it is established that the Additional Rent in respect of Operating Costs or Taxes, as applicable, charged to Tenant for the period in question was overstated by more than 3%, the reasonable out-of-pocket cost of such audit paid to a third party other than an employee of Tenant shall be paid or reimbursed to Tenant by Landlord.  Provided that Landlord has complied with Section 4.3(b) or Section 4.3(e), as the case may be, an overstatement for the purposes of allocation of audit costs shall not be deemed to exist due to a refund of Taxes.  Any audit shall be performed by either (a) Tenant’s or Tenant’s Affiliates regular employees or (b) a reputable certified public accountant reasonably acceptable to Landlord whose compensation is not contingent on the results of the audit.  As a condition of Tenant’s right to audit under this Section 4.6, Tenant agrees, and shall cause any outside auditor retained by Tenant to agree, to maintain the confidentiality of the results of the audit, subject to the right to disclose such results in any legal proceedings regarding the accuracy of the charges for Additional Rent in respect of Operating Costs or Taxes.  If Landlord determines that a report previously furnished by Landlord was in error, Landlord may furnish a corrective or supplemental report to Tenant within six (6) months after the original report was furnished, and if such corrective or supplemental report results in increased Additional Rent, the Audit Period for the year covered by such report shall be extended for six months after Landlord furnishes the corrective or supplemental report.

Section 4.7 Determination of Fair Market Rent.

“Fair Market Rent” shall mean (a) with respect to the Extension Term, the anticipated rent for the Premises for the Extension Term as of the commencement of the Extension Term under market conditions then existing and (b) with respect to a ROFO Space, the anticipated rent for the ROFO Space as of the commencement of the term for such ROFO Space under market conditions then existing.

With respect to the Extension Term, provided that Tenant timely delivers written notice that it is exercising its option to extend the term of the Lease, Landlord shall notify Tenant of Landlord’s estimate of the Fair Market Rent no later than the date that is eleven (11) calendar months prior to the expiration of the initial term of the Lease.  No later than fifteen (15) days after such notification, Tenant may dispute Landlord’s estimate of Fair Market Rent upon written notice thereof to Landlord which written notice shall contain Tenant’s estimate of the Fair Market Rent (the “Extension Term FMV Dispute Notice”).

If Tenant disputes Landlord’s estimate of Fair Market Rent, then the Fair Market Rent shall be determined by agreement between Landlord and Tenant during the next thirty (30) day period (the “Discussion Period”) following Tenant’s delivery of an Extension Term FMV Dispute Notice or a ROFO Acceptance Notice which disputes Landlord’s estimate of the fair market rent for a ROFO Space, as applicable.

If Landlord and Tenant are unable to agree upon the Fair Market Rent during the Discussion Period, then the Fair Market Rent shall be determined by the determination of a board of three (3) M.A.I. appraisers as hereafter provided, each of whom shall have at least five (5) years’ experience in the Waltham biotech rental market and each of whom is hereinafter referred to as “appraiser”, Tenant and Landlord shall each appoint one such appraiser and the two appraisers so appointed shall appoint the third appraiser (the “Neutral Appraiser”).  The cost and expenses of each appraiser appointed separately by Tenant and Landlord shall be borne by the party who appointed the appraiser.  The cost and expenses of the third appraiser shall be shared equally by Tenant and Landlord.  Landlord and Tenant shall appoint their respective appraisers no later than fifteen (15) days after the expiration of the Discussion Period and shall designate the appraisers so appointed by notice to the other party.  The two appraisers so appointed and designated shall appoint the Neutral Appraiser no later than thirty (30) days after the end of the Discussion Period and shall designate such appraiser by notice to Landlord and Tenant.  The Neutral Appraiser shall then choose either the Landlord’s estimate of Fair Market Rent or the Tenant’s estimate of Fair Market Rent as the Fair Market Rent of the space in question as of the commencement of the Extension Term and shall notify Landlord and Tenant of its determination no later than forty-five (45) days after the end of the Discussion Period. The Fair Market Rent determined in accordance with the provisions of this Section shall be deemed binding and conclusive on Tenant and Landlord.  Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the period specified above (such party referred to hereinafter as the “failing party”) the other party may serve notice on the failing party requiring the failing party to appoint its appraiser within ten (10) days of the giving of such notice and if the failing party shall not respond by appointment of its appraiser within said (10) day period, then the appraiser appointed by the other party shall be the sole appraiser whose choice of either the Landlord’s or the Tenant’s estimate of Fair Market Rent shall be binding and conclusive upon Tenant and Landlord.  All times set forth herein are of the essence.

Article V.
USE OF PREMISES

Section 5.1 Permitted Use

.  Tenant shall not use or occupy the Premises for any purpose other than the Permitted Use.

Section 5.2 Restrictions on Use

.  Tenant shall use the Premises and Landlord’s Equipment in a careful, safe and proper manner, shall not commit or suffer any waste on or about Landlord’s Property or with respect to Landlord’s Equipment, and shall not make any use of Landlord’s Property and/or Landlord’s Equipment which is prohibited by or contrary to any laws, rules, regulations, orders or requirements of public authorities, or which would cause a public or private nuisance.  Tenant shall comply with and obey all laws, rules, regulations, orders and requirements of public authorities which in any way affect the use or operation of Landlord’s Equipment and the use, operation or occupancy of Landlord’s Property.  Tenant, at its own expense, shall obtain any and all permits, approvals and licenses necessary for use of the Landlord’s Equipment and the Premises (copies of which shall be provided to the Landlord), provided that Landlord shall be responsible for obtaining a certificate of occupancy for the Building generally (i.e., as opposed to a certificate of occupancy for the Premises after the performance of any work by Tenant, which shall be Tenant’s responsibility) and any other permits, approvals and licenses necessary generally for the use of Landlord’s Equipment and Landlord’s Property and in order for Landlord to comply with its compliance obligations under Section 6.6.  Tenant shall not overload the floors or other structural parts of the Building; and shall not commit or suffer any act or thing on Landlord’s Property which is illegal, unreasonably offensive, unreasonably dangerous, or which unreasonably disturbs other tenants.  Tenant shall not knowingly do or permit to be done any act or thing on Landlord’s Property or with Landlord’s Equipment which will invalidate or be in conflict with any insurance policies, or which will increase the rate of any insurance, covering the Building.  If, because of Tenant’s failure to comply with the provisions of this Section or due to any use of the Premises or activity of Tenant in or about Landlord’s Property, the Insurance Costs are increased, Tenant shall pay Landlord the amount of such increase caused by the failure of Tenant to comply with the provisions of this Section or by the nature of Tenant’s use of the Premises.  Tenant shall cause any fire lanes in the front, sides and rear of the Building to be kept free of all parking associated with its business or occupancy and in compliance with all applicable regulations.  Tenant shall conduct its business at all times so as not to annoy or be offensive to other tenants and occupants in Landlord’s Property. Tenant shall not permit the emission of any objectionable noise or odor from the Premises and shall at its own cost install such extra sound proofing or noise control systems and odor control systems, as may be needed to eliminate unreasonable noise, vibrations and odors, if any, emanating from the Premises being heard, felt or smelled outside the Premises.  Tenant shall not place any file cabinets bookcases, partitions, shelves or other furnishings or equipment in a location which abuts or blocks any windows.

Section 5.3 Hazardous Materials

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(a) Tenant shall be permitted to bring or keep in or on the Premises any Hazardous Material (hereinafter defined), so long as such Hazardous Material is specifically identified and enumerated in Tenant’s Hazardous Waste Management Program (as hereafter defined and as the same may be updated by Tenant from time to time upon reasonable prior notice to and with the approval of Landlord), which are hereby expressly permitted by Landlord (“Tenant’s Hazardous Materials”).  Tenant’s Hazardous Materials shall at all times be brought upon, kept or used in accordance with (A) all applicable Environmental Laws (hereinafter defined) and regulations or requirements of insurance rating or insurance service organizations, (B) Tenant’s “Hazardous Waste Management Program,” which shall be provided by Tenant to Landlord in advance of Hazardous Materials being brought by Tenant upon the Premises for Landlord’s review and approval, not to be unreasonably withheld, conditioned or delayed, and Tenant hereby acknowledges that Tenant shall be prohibited from bringing or keeping any Tenant’s Hazardous Materials in or on the Premises until Landlord has approved Tenant’s “Hazardous Waste Management Program” in writing, and (C) with respect to medical waste and so-called “biohazard” materials, all applicable laws and regulations and insurance regulations or requirements.  Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented.  Tenant’s

Hazardous Waste Management Program shall be updated as reasonably required by Landlord or desired by Tenant (including the list of Tenant’s Hazardous Materials enumerated therein), but no less frequently than annually.  Tenant’s Hazardous Waste Management Program shall also specify (i) a description of handling, storage, use and disposal procedures; and (ii) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Hazardous Waste Management Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Law.

(b) Tenant, at its sole cost and expense, shall comply with (i) all applicable Environmental Laws, including but not limited to those relating to any discharge into the air, surface, water, sewers, soil or groundwater of any Hazardous Material, whether within or outside the Premises, Building or Landlord’s Property, and (ii) any applicable rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection (“DEP”), the City of Waltham Fire Marshal, any other federal, state or local agencies or authorities having jurisdiction, and any insurer of the Landlord’s Equipment, Landlord’s Property, Building or the Premises with respect to the use, storage and disposal of any Hazardous Materials at or from the Premises.  Tenant shall provide Landlord with a written inventory of all of Tenant’s Hazardous Materials used or to be used in the Tenant’s normal operations at the Premises, and Tenant shall update said inventory on an annual basis and upon any changes or modifications thereto.

(c) Any increase in the premium for insurance at the Landlord’s Property arising from Tenant’s use and/or storage of Tenant’s Hazardous Materials shall be at Tenant’s expense.  Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any federal, state or local government agency with jurisdiction.

(d) Tenant shall reimburse Landlord upon demand, as Additional Rent, for the reasonable costs of investigating Tenant’s compliance with the provisions of this Section 5.3, within thirty (30) days after demand therefor, but only if such investigation reveals that Tenant is not in material compliance.  Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises or the Building.

(e) Tenant hereby covenants and agrees to indemnify, defend and hold Landlord harmless from and against any and all claims against Landlord arising out of (A) the presence of Hazardous Material (which term shall include, for all purposes of this Lease, any biohazardous materials) in, under or about the Building or in Landlord’s Property or transported from the Building or Landlord’s Premises to the extent resulting from Tenant’s use or operations, or (B) the breach by Tenant of any of its obligations under this Section 5.3.  This indemnification of the Landlord by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the land, soil, air or ground water on, under or about the Building or landlord’s Premises resulting from Tenant’s use or operations.  The indemnification and hold harmless obligations of Tenant under this Section 5.3(e) shall survive the expiration or any earlier termination of this Lease.  Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in the Landlord’s Property is caused by any of the Tenant, its agents, contractors, or employees and results in any contamination of any part of the Landlord’s Property or any adjacent property, Tenant shall take all actions at Tenant’s sole cost and expense as are necessary pursuant to Environmental Laws to remediate the Landlord’s Property or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Landlord’s Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws.

(f) Landlord represents that it has no knowledge of (i) any contamination of any portion of the Landlord’s Property other than as disclosed in the environmental reports previously delivered to the Landlord; or (ii) any asserted claims by third parties relating to the presence of Hazardous Materials in the Landlord’s Property.

(g) Landlord hereby covenants and agrees with Tenant to indemnify, defend and hold Tenant harmless from and against any and all claims against Tenant which may arise out of (i) the release or discharge of any Hazardous Material on or about the Landlord’s Property, Premises or Building by virtue of the acts of Landlord or any of its contractors, agents or invitees,  and (ii) the presence of the Hazardous Materials located at or migrating from the Landlord’s Premises or Building as of the Term Commencement Date.  The indemnification and hold harmless obligations of Landlord under this Section 5.3(g) shall survive the expiration or any earlier termination of this Lease with respect to occurrences during the Term.

Section 5.4 Biohazard Removal and Animal Care.

(a) Tenant shall be responsible, at its sole cost and expense, for janitorial and trash removal services and other biohazard disposal services for the Premises, including the laboratory areas thereof.  Such services shall be performed by Tenant’s employees or by licensed (where required by law), insured and qualified contractors and on a sufficient basis to ensure that the Building and the Landlord’s Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards as provided in Section 5.3.  In addition, Tenant shall be responsible, at Tenant’s sole cost and expense, for the care and safe storage of any animals housed within the Premises, including without limitation all animal husbandry and custodial services with respect thereto, in accordance with the prevailing standards and practices applicable to Tenant’s industry.

(b) No animals, animal waste, food or supplies relating to the animals maintained from time to time in the animal storage areas of the Premises shall be transported within the Building except as provided in this Section 5.4.   All deliveries of animals or animal food or supplies to Tenant at the Building shall be made prior to 11:00 a.m.  No transportation of animals, animal waste, food or supplies within the Building shall occur between the hours of 11:00 a.m. and 2:00 p.m.  At all times that animals are transported within the Common Areas, they shall be transported in an appropriate cage or other container.  At no time shall any animals, animal waste, food or supplies relating to the animals be brought into, transported through, or delivered to the lobby of the Building or be transported within the Building in elevators.

Article VI.
LANDLORD’S SERVICES

Section 6.1 Landlord’s Services

.  Landlord shall furnish to the Building the services set forth below in this Section 6.1, subject to the conditions stated in this Lease.  The cost of certain of these services are to be (i) paid by Tenant, as expressly provided in this Lease, or (ii) included in Operating Costs or Taxes, as applicable.  The cost and expense of any services that are expressly provided in this Lease not (x) to be paid for by Tenant as expressly provided for in this Lease or (y) included in Operating Costs or Taxes, as applicable, shall be borne by Landlord.  Except as otherwise expressly provided in this Lease, the cost of all work and services to be provided or performed by Landlord hereunder shall be included in Operating Costs.

(a) Exterior of Building and Structure.  Landlord shall keep in good condition and repair the exterior and structural elements of the Building, including the roof, roof membrane and the utility lines and systems outside the Building (except to the extent those utility lines or systems are the property or responsibility of the applicable utility company).

(b) Systems.  Subject to the performance of Tenant’s obligations under Section 7.4, Landlord shall operate, maintain and keep in good condition and repair the heating, ventilating and air conditioning system, the plumbing, sewer, drainage, electrical, fire protection, elevator, life safety and security systems and equipment and other mechanical, electrical and communications systems and equipment of the Building (“Building Systems”).  Notwithstanding the foregoing, the Building Systems shall only include such commonly available systems and equipment as are present in the Building as of the Term Commencement Date and replacements thereof, and shall expressly exclude any utility or building service systems or equipment installed by or on behalf of Tenant or otherwise in connection with Tenant’s operations in the Premises, all of which shall be operated, maintained, repaired, and replaced as necessary by Tenant at its sole expense.  Subject to the performance of Tenant’s obligations under Section 7.4, Landlord, at Tenant’s expense, shall provide heating, ventilating, and air‑conditioning services to the Premises, and Landlord shall set the temperature in D2 and C3 portions of the Premises at a temperature reasonably designated by Tenant.

(c) Water and Sewer.  Water will be available for Tenant’s use.  Tenant shall from and after the Term Commencement Date pay to Landlord, as Additional Rent, on demand from time to time, but not more frequently than monthly, for its consumption of water and sewer services, a Water Service Charge.  As of the date hereof the “Water Service Charge” is a sum equal to $1.48/rsf per annum (i.e. $2,835.68.00 per month).  Landlord may from time to time have a survey made by a reputable, independent engineer or consulting firm selected by Landlord in its sole discretion to determine the cost of the water and sewer service being furnished to the Premises by Landlord.  If it is determined that such cost is different from the Water Service Charge, then the Water Service Charge shall be adjusted by such difference, effective on the date recommended by such engineer or consulting firm.  Any adjustment in the Water Service Charge shall be retroactive to the extent necessary.  Notwithstanding the foregoing, if the rates for water and/or sewer usage charged by the applicable utility company increase during the term of this Lease, Landlord may increase the Water Service Charge accordingly effective as of the date of such increase without the necessity of a survey.

(d) Common Areas.  Landlord shall provide heating and air conditioning for the Common Areas inside the Building during Business Hours.  Landlord shall clean, provide lighting, repair, maintain and provide janitorial services for the Common Areas including, to the extent reasonable, the Parking Areas, in order to maintain the Common Areas.  Landlord shall make any alterations or improvements as are necessary to cause the Common Areas to be in substantial compliance with all Legal Requirements.  Notwithstanding the above, any damage to the Common Areas or Common Facilities caused by any Invitee of Tenant shall be the sole responsibility of Tenant.

(e) Waste Removal.  Landlord shall provide or arrange for ordinary and reasonable waste removal services for the Building.  In the event that Landlord reasonably determines that Tenant’s quantity of waste is excessive in comparison to other tenants of the Building, or, in the event that Landlord determines that Tenant’s waste is other than waste generated by typical office use, Landlord may bill Tenant directly as Additional Rent for any such additional cost therefor or require that Tenant be responsible for disposing of its own waste.

(f) Taxes.  Landlord shall pay all Taxes levied upon or with respect to Landlord’s Property.

(g) Insurance.  Landlord shall procure and maintain in full force and effect fire, casualty and extended coverage insurance with respect to the Building, with vandalism and malicious mischief endorsements, liability insurance with respect to the Common Areas, business automotive, rent loss insurance and such other insurance upon or with respect to Landlord’s Property as Landlord reasonably determines to be necessary, appropriate and/or desirable or is required by Landlord’s lender, all with such limits of coverage and deductibles as Landlord or Landlord’s lender may deem reasonably necessary, appropriate and/or desirable, which insurance coverage and amounts shall be commercially reasonable in light of the practices of similarly situated commercial landlords of comparable properties in the City of Waltham, Massachusetts.

(h) Food Service.  Landlord shall cause food service to be provided (directly or through outside vendors) during Business Hours for tenants of the Building within a portion of the Common Areas of the Building for use by tenants of the Building and others permitted to use such facilities by Landlord.  Landlord shall have the right to terminate the food service if it no longer is economically viable in the Landlord’s sole and exclusive judgment.

Section 6.2 Extraordinary Use

.  Tenant acknowledges that, for the purposes of computer use in the Premises, the electrical and HVAC services to be supplied by Landlord to the Premises will be sufficient only for computer use for general office purposes (and not for data centers, server farms or any similar computing equipment requiring high-demand power and cooling).  Any additional capacity or structural support, as reasonably determined by Landlord, needed for computers, data processing or heat-generating machines or other equipment required for computer use beyond ordinary office uses, shall be subject to Landlord’s prior written approval, which approval shall be in Landlord’s reasonable discretion, and all such equipment shall be installed and maintained at Tenant’s sole expense.

Section 6.3 Interruption; Delay

.  Landlord shall have no responsibility or liability for failure or interruption of any such repairs or services referred to in this Article VI, or for any interruption in utility services, caused by breakage, accident, strikes, repairs, inability after exercise of reasonable diligence to obtain supplies or otherwise furnish services, or for any cause or causes beyond the reasonable control of Landlord (any or all of the foregoing being a “Service Interruption”) (but Landlord, in respect of those matters for which Landlord is responsible, will use reasonable efforts to restore such services or make such repairs as soon as possible), nor in any event for any indirect or consequential damages; and failure or omission on the part of Landlord to furnish such service or make such repair shall not be construed as an eviction of Tenant, nor render Landlord liable in damages, nor entitle Tenant to an abatement of Base Rent or Additional Rent, nor release Tenant from the obligation to fulfill any of its covenants under this Lease, except as provided in Articles X and XI with respect to eminent domain and damage by fire or other casualty.  Notwithstanding the foregoing, if the Premises, or a material portion thereof, is made untenantable or inaccessible, and Tenant actually ceases to use the Premises or such portion, for more than five consecutive business days after written notice from Tenant to Landlord as a result of any Service Interruption not caused by Tenant, then Tenant shall be entitled to receive an abatement of Base Rent and Additional Rent payable hereunder for the period beginning on the fifth consecutive business day of such Service Interruption and ending on the day the service is restored; provided that if such a Service Interruption renders less than the entire Premises untenantable or inaccessible, the amount of Base Rent and Additional Rent abated shall be prorated in proportion to the percentage of the rentable square footage of the Premises that is rendered untenantable or inaccessible.  The foregoing right shall not apply if the Service Interruption is due to casualty.  In any event, Landlord shall take all commercially reasonable steps to provide alternative power, utility services, HVAC, electrical, plumbing and other services to the Premises, including, but not limited to, providing generators and other temporary services at the Landlord’s sole cost and expense (and not an Operating Cost) if such Service Interruption was caused by Landlord or Landlord’s employees, agents, contractors or invitees.

Section 6.4 Additional Services

.  Should Tenant request any additional services, or services beyond the noted hours for such services, Tenant agrees to pay to Landlord as Additional Rent therefor Landlord’s actual costs for providing such service, plus an additional 5% as an administrative fee, within 30 days of Landlord’s billing Tenant therefor.

Section 6.5 Landlord Indemnity

.  Landlord will exonerate, indemnify, defend, save and hold harmless Tenant from and against all claims, proceedings, defenses thereof, liabilities, costs, and expenses of any kind and nature, including reasonable legal fees, expenses and costs, arising from (i) any injury to person or damage to property to the extent caused by the negligence or misconduct of Landlord or Landlord’s agents, employees or contractors, or (ii) any breach by Landlord of any representation, covenant or other term contained in this Lease, whether occurring before, during, or after the expiration of the Lease Term.  The provisions of this Section shall survive the expiration or earlier termination of the Lease Term.

Section 6.6 Compliance with Laws

.  Landlord shall cause the Building (other than portions for which such compliance is the responsibility of the party leasing such space) and the Common Areas to comply with all Legal Requirements.  Such obligation of Landlord shall include, but not be limited to, the correction of any violations with respect to the Common Areas that arise out of or in connection with any claims brought under any provision of the Americans with Disabilities Act as amended from time to time.  As of the date hereof, Landlord has not received notice from any governmental agencies that the Landlord’s Property, Common Areas or Premises are in violation of Legal Requirements.

Article VII.
CERTAIN OBLIGATIONS OF TENANT

Section 7.1 Rent

.  Tenant will promptly pay the Base Rent and Additional Rent, including without limitation any and all fees, charges, expenses, fines, assessments or other sums payable by Tenant to Landlord

(or to the applicable provider of utilities) at the time and in the manner provided for in this Lease, all of which shall be deemed to be obligations to pay Base Rent or Additional Rent.

Section 7.2 Utilities

.  Tenant shall pay Tenant’s Electricity Costs in accordance with Section 4.5.  With respect to utilities other than electric for which the Premises are separately metered or submetered, Tenant shall pay bills directly to the utility provider prior to their due dates if Tenant is billed directly by the utility provider, or Tenant shall pay the charges therefor to Landlord as Additional Rent within 30 days of Landlord’s billing therefor.  With respect to utilities other than electric for which the Premises are not separately metered or submetered, Tenant shall pay for usage as a part of the Operating Costs.  Tenant agrees that its use of electric current shall never exceed the capacity of existing feeders, risers and wiring installations in the Building.  Tenant shall not make or perform any alterations to wiring, installations, lighting fixtures or other electrical facilities in any manner without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed, or conditioned.  Any risers or wiring to meet Tenant’s excess electrical requirements, if requested by Tenant and approved by Landlord, will be installed by Landlord at Tenant’s expense.

Section 7.3 No Waste

.  Tenant shall not overload, damage or deface the Premises nor shall it suffer or permit the same to be done, nor shall it commit any waste.

Section 7.4 Maintenance; Repairs; and Yield Up

.  Subject to Landlord’s maintenance and repair obligations and the limitations set forth below, Tenant shall keep the Premises neat and clean and maintain the same in good repair and condition; Tenant’s obligation to so maintain and repair the Premises shall apply to all of the Premises, including, without limitation, all doors, glass, fixtures, interior walls, floors, ceilings, HVAC equipment, telephone and data equipment, lighting, plumbing and lab equipment and any other systems (other than common Building Systems) exclusively serving the Premises.  There is excepted from Tenant’s obligations under this Section 7.4 only (a) damage to such portions of the Premises not the responsibility of Tenant under this Lease and originally constructed by Landlord as is caused by those hazards which are covered by the policies of insurance carried by Landlord with respect to Landlord’s Property, (b) repair of damage caused by Landlord except to the extent covered by Tenant’s property insurance, (c) repairs and work which are otherwise the specific responsibility of Landlord hereunder and (d) reasonable wear and tear.  Upon the expiration or other termination of the term hereof, Tenant shall (i) peaceably quit and surrender to Landlord the Premises in the condition required by the other provisions of this Lease; (ii) remove any and all Hazardous Materials from the Premises (other than any Hazardous Materials in the Premises on the Term Commencement Date) and all of Tenant’s Property; (iii) deliver to Landlord a certification from a licensed, insured, and qualified industrial hygienist certifying that the Premises do not contain any Hazardous Materials other than any Hazardous Materials in the Premises on the Term Commencement Date; (iv) repair any damages to the Premises or the Building caused by the installation or removal of alterations or Tenant’s property; and (v) decommission all laboratory lines, systems, and equipment in accordance with applicable industry standards.  Tenant’s obligations under the preceding sentence shall survive the expiration or earlier termination of this Lease for a period of eighteen (18) months.  Failure to perform such removal and restoration on or before the expiration or earlier termination of the Term hereof shall constitute a holding over by Tenant subject to the terms of Section 13.9 hereof.  Tenant shall cause all maintenance and repair work to conform to applicable governmental laws, rules, regulations, orders and requirements of public authorities.  Tenant shall keep the Premises clear of all filth, trash and refuse.  If Tenant fails to perform Tenant’s obligations under the above provisions of this Section, then Landlord will have the right (but not the obligation), without waiving any default by Tenant, to cause such obligations to be performed upon not less than three days prior written notice to Tenant (or a shorter period of prior written notice, or a contemporaneous written notice, if appropriate in Landlord’s reasonable judgment in light of the nature of Tenant’s obligations to be performed), and if Landlord causes any of such obligations to be performed, the costs and expenses reasonably incurred by Landlord in connection therewith shall be due and payable by Tenant to Landlord as Additional Rent upon demand.

Section 7.5 Alterations by Tenant

.  Tenant will not make any change in, or addition to, the Premises without first obtaining, on each occasion, Landlord’s consent in writing, not to be unreasonably withheld,

conditioned or delayed and then only at Tenant’s expense (other than with respect to the Tenant Improvement Allowance, if applicable), and in a lawful manner and upon such terms and conditions as Landlord, by such writing, shall approve, which shall include, without limitation, (a) maintenance of insurance reasonably satisfactory to Landlord and (b) compliance with Sections 7.9 and 7.11.  Notwithstanding the foregoing, the prior written consent of Landlord will not be required for non-structural interior alterations that do not affect any of the utility or building service systems or equipment in the Building (other than such utilities and systems that are located within and exclusively serve the Premises) and that cost less than $10,000.00 for any single project; provided, however, that Tenant shall notify Landlord of the performance of any such work and provide Landlord copies of any plans and specifications therefor that have been produced by or for the benefit of Tenant.  Any such alteration or addition shall be consistent in appearance with the rest of the Building and Landlord’s Property and shall be made only after duly obtaining (and providing to Landlord copies of) all required permits and licenses from all governmental authorities.  Tenant will deliver to Landlord in writing a schedule setting forth the details and location of all such proposed alterations or additions and detailed plans and specifications.  The contractor(s) performing the work shall be subject to Landlord’s reasonable approval.  All approved repairs, installations, alterations, additions or other improvements made by Tenant shall be made in a good and workmanlike manner, between such hours as approved in writing by Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned, and in such a way that utilities will not be unnecessarily interrupted and other tenants and occupants of the Building will not suffer unreasonable inconvenience or interference as reasonably determined by Landlord.  Tenant’s Invitees shall be given such reasonable access to other portions of the Building and the mechanical systems as may be necessary or appropriate to perform such work.  Both during and after the performance of any such work, Landlord shall have free access to any and all mechanical installations in the Premises that constitute part of the Building service systems and equipment (i.e., as opposed to Tenant’s laboratory equipment), including, but not limited to, air conditioning, fans, ventilating systems, machine rooms and electrical closets; and Tenant agrees not to construct or permit the installation of partitions and/or other obstructions in the Premises which might interfere with Landlord’s free access to the Premises or Building, or impede the free flow of air to and from air vents and other portions of the heating, ventilating and air conditioning systems in the Building.  All installations, alterations, additions or improvements in or to the Premises shall be the property of Landlord and shall remain upon, and be surrendered with, the Premises at the end of the Lease Term or sooner termination of this Lease, except to the extent that Landlord, by written notice to Tenant given simultaneously with the approval of the plans and specifications for any such work, requires Tenant to remove any of the same at the expiration or earlier termination of this Lease, all of which items so designated shall be removed by Tenant at its expense and Tenant shall repair any damage to the Landlord’s Property and Landlord’s Equipment caused by the installation or removal of any such item.

Section 7.6 Trade Fixtures and Equipment

.  Any trade fixtures installed in, or attached to, the Premises by, and at the expense of, Tenant, shall remain the property of Tenant, if the same may be removed without material damage to, or destruction of, the Premises.  Tenant shall have the right, at any time and from time to time during the Lease Term, to remove any and all of its trade fixtures, which it may have installed in, or attached to, the Premises.  In addition, at the end of the Lease Term or sooner termination of this Lease, Tenant shall remove all of Tenant’s trade fixtures unless Landlord gives Tenant a written waiver for same.  At any time that Tenant removes any of its trade fixtures, Tenant shall promptly repair Landlord’s Property and Landlord’s Equipment as a result of any damage to, or destruction of, Landlord’s Property and/or Landlord’s Equipment caused by the installation or removal of any of its trade fixtures.

Section 7.7 Compliance with Laws

.  Subject to Section 6.6 and/or Landlord’s obligation to obtain a certificate of occupancy for the Building as provided in Section 5.2 above and any other permits, approvals and licenses necessary generally for the use of Landlord’s Property and Landlord’s Equipment, Tenant, in its use of the Premises and at its sole expense, shall comply with all applicable laws, orders and regulations of Federal, State, County and Town authorities, and with any direction of any public officer or officers, pursuant to law, including, without limitation, all Legal Requirements related to the use, storage, discharge, release, removal or existence of Hazardous Materials and for all applicable Export Control and sanctions regulations.  Tenant shall maintain the Premises and Landlord’s Equipment in a sanitary and safe condition in accordance with all applicable Federal and State laws and the by laws, rules, regulations and ordinances of the City of Waltham, and in accordance with all directions, rules and regulations of the Health Officer, Fire Marshall, Building Inspector and other proper officers of the governmental agencies having jurisdiction thereover.

Section 7.8 Contents at Tenant’s Risk

.  All inventory, equipment, goods, merchandise, furniture, fixtures and property of every kind which may be on or about the Premises shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by windstorm, vandalism, and malicious mischief and such other hazards as are included in so-called extended all-risk coverage, including but not limited to fire, water or otherwise, or by the use or abuse of water or by the leaking or bursting of water pipes, or by rising water, or by roof or other structural leak, or by loss of electrical service, or in any other way or manner, no part of such loss or damage shall be charged to or borne by Landlord in any case whatsoever, except that to the extent required by applicable Massachusetts law, the foregoing shall not exculpate Landlord from its own negligent acts or omissions or willful misconduct.  Tenant agrees to maintain property insurance written on an All Risk or Special Perils Form, with coverage for broad form water damage, including earthquake sprinkler leakage, at the full replacement cost value of the insured property and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, furniture, merchandise and other personal property within the Premises; and from and after the commencement date of this Lease and throughout the remainder of the term hereof rent or business interruption insurance against loss resulting from fire, or other risks covered by broad form extended coverage endorsement, in an amount equal to the then current base annual rent and additional rents for the Premises for at least a one year period, with loss payable under such policy to Landlord, and Tenant shall indemnify and save harmless Landlord from any loss, cost, expense, damage or liability resulting from Tenant’s failure to have such insurance as required in this Lease.  Such insurance on Tenant’s property shall contain a waiver of subrogation clause in favor of Landlord.

Such policies are to be written for terms of not less than one year by a company having a general policy holder's rating of not less than A and a rating in financial size of not less than XI, as rated in the most current “Best's” insurance reports, and authorized and licensed to issue such policies in the Commonwealth of Massachusetts. Any such insurance required of Tenant hereunder may be furnished by Tenant under any blanket policy carried by it, providing the policy strictly complies with all other terms and conditions contained in this Lease, and provided further that such policy: (x) identifies with specificity the particular address of the premises being covered under the blanket policy; (y) provides a minimum guaranteed coverage amount for the Premises as required pursuant to the terms of this Article; and (z) expressly waives any pro rata distribution requirement contained in Tenant’s blanket policy covering the Premises. Each policy evidencing insurance as required to be carried by Tenant pursuant to this Article shall contain the following provisions and/or clauses: (i) a cross-liability clause; (ii) a provision that such policy and the coverage carried by Landlord shall be excess insurance; (iii) a provision including Landlord, Landlord's managing agent, and other parties (including mortgagees) designated by Landlord as additional insureds (except with respect to workers' compensation insurance); (iv) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives which arises or might arise by reason of any payment under such policy or by reasons of any act or omission of Landlord, its agents, employees, or representatives; (v) a severability clause; and (vi) a provision that the insurer will endeavor to provide 30 days’ notice of cancelation. An Evidence of Insurance (in form ACORD 27, or such other form acceptable to Landlord) for each of the insurance policies Tenant is required to carry in compliance with its obligations under this Lease, and containing provisions specified herein, shall be delivered to Landlord prior to the Term Commencement Date, and, upon renewals, prior to the expiration of such coverage. Upon Tenant's default in obtaining or delivering any such policy or policies or failure to pay the premiums therefor, Landlord (in addition to and not in limitation of its other rights, remedies and privileges by reason thereof) may, but shall not be obligated to, secure or pay the premium for any such policy or policies and charge Tenant as Additional Rent therefor an amount equal to 110% of the costs incurred by Landlord thereby.  Insurance notifications may arrive by regular mail.

Section 7.9 Exoneration; Indemnification and Insurance

.  Tenant will exonerate, indemnify, defend, save and hold harmless Landlord (and any and all Persons claiming by, through or under Landlord) from and against all claims, proceedings, defenses thereof, liabilities, costs, and expenses of any kind and nature, including reasonable legal fees, arising from:  (i) any breach of this Lease by Tenant or any Invitee of Tenant or other Person claiming by, through or under Tenant; (ii) any occurrence within the Premises, except to the extent the same results from the negligence or willful misconduct of Landlord, its agents, contractors, or employees; and/or (iii) any act, omission or negligence of any Invitee of Tenant, or arising from any accident, injury or damage occurring in, on or about Landlord’s Property, which such accident, damage or injury results from the negligence or misconduct on the part of any Invitee of Tenant.  This exoneration, indemnification and hold harmless agreement shall survive the termination of this Lease.

From and after the Term Commencement Date and thereafter during the Lease Term and any period of holding over, Tenant shall maintain in full force and effect the following insurance coverages:

(i) commercial general public liability insurance all on an occurrence basis with respect to the business carried on in or from the Premises and the Tenant’s use and occupancy of the Premises and of any other part of the Building, with coverage for any one occurrence or claim of not less than Ten Million Dollars ($10,000,000), which insurance shall include the Landlord as an additional insured (by written endorsement delivered to the Landlord) and shall contain a cross liability clause protecting the Landlord in respect of claims by the Tenant as if the Landlord were separately insured;

(ii) all risks property insurance in respect of fire and such other perils are from time to time in the usual extended coverage endorsement covering the Tenant’s leasehold improvements or alterations (to the extent the same have not become the property of Landlord), trade fixtures, property and the furniture and equipment in the Premises for the full replacement cost thereof;

(iii) workers’ compensation insurance and all such other insurance as may be required by applicable law and Employers Liability coverage with a limit of not less than One Million Dollars ($1,000,000); and

(iv) insurance against such other perils and in such amounts as the Landlord may from time to time reasonably require upon not less than ninety (90) days’ written notice, such requirement to be made on the basis that the required insurance is customary at the time for prudent tenants of properties similar to the Building and for tenants in a similar business.

Each policy shall contain:  (A) a waiver by the insurer of any rights of subrogation or indemnity or any other claim over to which the insurer might otherwise be entitled against the Landlord or the agents or employees of the Landlord, and (B) a cross liability clause.

In the event Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be chargeable to Tenant as Additional Rent, and payable by Tenant upon receipt of written invoice therefor.

Tenant shall not permit any contractor to do any work at or furnish any materials to be incorporated into the Premises without first delivering to Landlord satisfactory evidence of the Contractor’s commercial general liability insurance, worker’s compensation insurance, automobile insurance and statutory lien bonds each reasonably acceptable to Landlord and complying with any insurance specifications provided by Landlord.  Tenant shall also provide and pay for window and plate glass insurance with respect to the Premises (if not otherwise covered by Tenant’s property insurance), and Tenant shall provide Landlord with a certificate evidencing such insurance and containing a provision that the same may not be canceled until the insurer endeavors to provide 30 days’ prior written notice to Landlord and Tenant shall provide Landlord with such a certificate prior to the Term Commencement Date and thereafter prior to the expiration of any such coverage.  All insurance requirements imposed upon Tenant or its contractors under this Lease shall be subject to the further requirement that the forms of coverage and the insurers providing the insurance be authorized to conduct business in the Commonwealth of Massachusetts, be in sound financial condition and carry an A-/VIII or better Best’s rating.  Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those Persons claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of Persons occupying or using adjoining premises or any part of Landlord’s Property, or otherwise, or for any loss or damage resulting to Tenant or those Persons claiming by, through or under Tenant, or its or their property, except that to the extent required by applicable Massachusetts law, the foregoing shall not exculpate Landlord from its own negligent acts or omissions or willful misconduct.

Section 7.10 Landlord’s Access

.  Landlord and its representatives shall have the right without charge to it and without reduction in Base Rent or Additional Rent, at reasonable times, with reasonable notice, and in such manner as shall not unreasonably interfere with Tenant’s business, to enter the Premises for any reasonable purpose (including, without limitation, showing the Premises to prospective purchasers, lenders and, during the last 12 months of the Lease Term, tenants) and, if Landlord so elects, to make entry for the purpose of investigating repair or maintenance problems and to make such repairs or changes as Landlord deems advisable, and to maintain, use, repair, replace, relocate or introduce pipes, ducts, wires, meters and any other Landlord’s fixtures serving or to serve the Premises or other parts of Landlord’s Property, or to maintain or repair any portion of Landlord’s Property or Landlord’s Equipment, and, in case of an emergency, whether resulting from circumstances in the Premises or elsewhere in Landlord’s Property, Landlord or its representatives may enter the Premises (forcibly, if necessary) at any time to take such measures as may be needed to cope with such emergency.  Such access shall include, but not be limited to, the right to open floors, walls, ceilings, and building systems for the foregoing purposes.  Subject to the following sentence, Tenant shall have the right to have an escort during such access by Landlord or its representatives provided that such escort shall be made available within three (3) hours of Landlord’s verbal, written and/or email request (and Landlord may access the Premises without such escort, but otherwise in compliance with this section, if no escort is made available following such 3-hour period).  The foregoing notwithstanding, no Tenant escort shall be required for such access by Landlord or its representatives in the event of an emergency and/or an urgent maintenance or repair matter (as reasonably determined by Landlord).

Section 7.11 No Liens

.  Tenant shall not permit any mechanics’, laborers’ or materialmen’s liens to stand against Landlord’s Property, Landlord’s Equipment or Tenant’s interests in the Premises, this Lease, or the estate created hereby for any labor or materials furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed in or on the Premises by or at the direction or sufferance of Tenant.

Section 7.12 Compliance with Rules and Regulations

.  Tenant covenants that all Invitees of Tenant will comply with the Rules and Regulations.  Landlord, however, shall have the reasonable right to change the Rules and Regulations and to waive any one or more of them in the case of any one or more tenants; provided that any changes or modifications to the Rules and Regulations shall be reasonable and of uniform applicability to all tenants of the Building, and provided that the Rules and Regulations will generally be enforced in a non-discriminatory manner with respect to similarly situated tenants.  In the event of any conflict between the terms of this Lease and any changes or modifications to the Rules and Regulations attached hereto, the terms of this Lease shall control.

Article VIII.
SUBLETTING AND ASSIGNMENT

Section 8.1 Subletting and Assignment

.

(a) Except as hereinafter set forth, Tenant shall not assign, mortgage, pledge or encumber this Lease nor sublet all or any part of the Premises, nor permit or allow the use of all or any part of the Premises by any person other than Tenant and its employees, without, on each occasion, obtaining Landlord’s written consent thereto.  As used herein, the term “assign” or “assignment” shall be deemed to include, without limitation:  (i) any transfer of Tenant’s interest in this Lease by operation of law or the merger or consolidation of Tenant with or into any other firm or corporation; or (ii) the transfer or sale of a controlling interest in Tenant.

(b) (i) Except in the case of a Permitted Transferee, for which Landlord’s consent will not be required, but written notification will be provided, Landlord will not unreasonably withhold, condition or delay its consent to any sublease of all or any part of the Premises, so long as (A) the subtenant and its proposed use is of a character consistent with the operation of a building of the same class as the Building; (B) the subtenant’s proposed use is permitted under the terms of this Lease; (C) the subtenant is qualified to do business in the Commonwealth of Massachusetts and has all applicable permits and licenses to do business from the Premises; (D) Tenant pays to Landlord all of Landlord’s reasonable expenses actually arising out of such sublease, including, without limitation, reasonable attorneys’ fees; (E) there does not then exist an Event of Default and no Event of Default will be created as a result of the proposed sublease or the proposed use by the subtenant; (F) each of Landlord’s mortgagees has consented in writing to such sublease if such mortgagee’s consent is required pursuant to the terms of the applicable financing documents (and Landlord will use commercially reasonable efforts to obtain such consent); (G) the proposed sublease prohibits any assignment of the sublease or any sub-sublease of any portion of the Premises without the prior written consent of Landlord, which consent may be granted or denied in Landlord’s reasonable discretion; (H) the proposed sublease will not cause Landlord to be in default under any then-existing lease, license or other occupancy agreement regarding the Landlord’s Property (including without limitation pursuant to any anti-competition or prohibited use provisions therein).

(ii) Except in the case of a Permitted Transferee, for which Landlord’s consent will not be required, but written notification will be provided, Landlord will not unreasonably withhold, condition or delay its consent to an assignment of this Lease, so long as (A) the assignee and its proposed use is of a character consistent with the operation of a first class office and/or laboratory building; (B) the assignee’s proposed use is permitted under the terms of this Lease; (C) the assignee is qualified to do business in the Commonwealth of Massachusetts and has all applicable permits and licenses to do business from the Premises; (D) Tenant pays to Landlord all of Landlord’s reasonable expenses actually arising out of such assignee, including, without limitation, attorneys’ fees; (E) there does not then exist an Event of Default and no Event of Default will be created as a result of the proposed assignment or the proposed use by the assignee; and (F) each of Landlord’s mortgagees has consented in writing to such assignment if such mortgagee’s consent is required pursuant to the terms of the applicable financing documents; (G) the proposed assignment will not cause Landlord to be in default under any then-existing lease, license or other occupancy agreement regarding the Landlord’s Property (including without limitation pursuant to any anti-competition or prohibited use provisions therein) and (I)

No assignment, sublease or transfer shall be made to an individual, entity or company engaged in the Generic Drug business.

(c) In the event of an assignment of this Lease, Tenant shall be jointly and severally liable with the new tenant for the payment of any and all Base Rent and Additional Rent which may become due by the terms of this Lease and for the performance of all covenants, agreements and conditions on the part of Tenant to be performed hereunder.  If the sublease or assignment is to a party other than a Permitted Transferee, Tenant shall also pay to Landlord 50% of the amount, if any, by which the rent received as a result of the assignment or sublease exceeds the rent payable hereunder on a per square foot basis after deducting the actual direct out-of-pocket costs which are (i) incurred by Tenant for leasing commissions, architectural and/or engineering fees, legal fees, additional tenant improvements paid in connection with such assignment or sublease, tenant improvement allowances, reimbursement obligations or costs incurred in constructing tenant improvements in connection with such sublease or assignment, free rent and/or any other consideration paid or provided by Tenant to the proposed transferee, which shall be depreciated on a straight line basis over the term of the proposed Transfer, and (ii) documented to Landlord’s reasonable satisfaction by invoices, contracts, canceled checks and the like, such costs to be amortized on a straight-line basis over the then remaining term of this Lease.  No such assignment or sublease shall be valid or effective unless and until (i) the new tenant and Tenant execute and deliver to Landlord an agreement, in such form as Landlord may reasonably prescribe, pursuant to which, inter alia, such new tenant (A) assumes all of the obligations of Tenant under this Lease accruing from and after the effective date of the assignment if such transaction is an assignment of this Lease, (B) agrees to execute and deliver such estoppel certificates and subordination agreements as may be reasonably required by Landlord, (C) if a sublease, acknowledges that Landlord has no obligations to the subtenant under this Lease, the sublease or otherwise, and (D) agrees to maintain the same insurance coverages as the insurance coverages which Tenant is required to maintain under this Lease and to provide evidence thereof satisfactory to Landlord when requested; and (ii) the new tenant delivers to Landlord evidence, in form and substance satisfactory to Landlord, of the insurance coverages required to be maintained by such new tenant under the agreement referenced in clause (i) above.  No modification of the terms of this Lease or any course of dealing between Landlord and any assignee or sublessee of Tenant’s interest herein shall operate to release or impair Tenant’s obligations hereunder.

(d) In the event that Tenant seeks Landlord’s consent to an assignment of this Lease other than to a Permitted Transferee or a sublease of 50% or more of the Premises other than to a Permitted Transferee, Landlord, at its option, may terminate this Lease (or if the request is for a sublease of less than all of the Premises, but for all of the remaining term, at Landlord’s option, Landlord may terminate this Lease as to the portion requested to be sublet and Landlord and Tenant shall execute an amendment to this Lease to modify the Premises and to adjust Base Rent and Tenant’s Share based upon the approximate remaining leasable square footage to the Leasable Square Footage of the Building); provided that if Landlord exercises such option, Tenant may, by written notice given to Landlord within five days after Landlord gives Tenant written notice of exercise of such option, defeat such exercise by withdrawing the request for Landlord’s consent to the proposed assignment or sublease and terminating the proposed assignment or sublease.  In the event of any such termination, Landlord may enter into a new lease with the proposed assignee or sublessee or any other party on any terms and provisions acceptable to Landlord in Landlord’s sole discretion for the Premises or the portion of the Premises released from this Lease

(e) Tenant shall not enter into any arrangements with any subtenant or assignee to circumvent, or which have the effect of circumventing any provisions of this Article VIII.

Article IX.
RIGHTS OF MORTGAGEES AND GROUND LESSORS; ESTOPPEL CERTIFICATES

Section 9.1 Subordination to Mortgages and Ground Leases

.  Landlord represents that, as of the date of this Lease, no mortgage encumbers all or any part of Landlord’s Property.  Provided that such mortgagee delivers to Tenant a subordination, non-disturbance and attornment agreement on such mortgagee’s standard form consistent with commercial practices within the real estate industry, Tenant agrees that this Lease shall be subordinate to the lien of any future mortgage or mortgages, or ground lease, upon Landlord’s Property, irrespective of the time of execution or time of recording of any such mortgage or mortgages, or ground lease, and to all renewals, extensions, and modifications therefor or amendments thereto.  Tenant agrees that it will, upon five (5) business days’ advance written request from Landlord or any holder of a mortgage on all or a portion of Landlord’s Property or the ground lessor thereof, execute, acknowledge, and deliver any and all commercially reasonable instruments reasonably deemed necessary or desirable by Landlord, or such holder to give effect to, or notice of, such subordination.

Section 9.2 Lease Superior at Mortgagee’s or Ground Lessor’s Election

.  At the request in writing of any mortgagee, or ground lessor, of Landlord’s Property, this Lease shall be deemed superior to such mortgage, or ground lease, whether this Lease was executed before or after such mortgage, or ground lease, and Tenant shall execute such documents to effect the foregoing in recordable form as such mortgagee, or ground lessor, shall reasonably request.

Section 9.3 Notice to Mortgagee and Ground Lessor

.  Upon receipt of a written request from Landlord or any holder of a mortgage, on all or any part of Landlord’s Property, or the ground lessor thereof, Tenant will thereafter send any such holder copies of all notices of default or termination given by Tenant to Landlord in accordance with any provision of this Lease.  In the event of any failure by Landlord to perform, fulfill or observe any agreement by Landlord herein or any breach by Landlord of any representation or warranty of

Landlord herein, any such holder may at its election cure such failure or breach for and on behalf of Landlord within the time provided herein for Landlord to cure the same.

Section 9.4 Limitations on Obligations of Mortgagees, Ground Lessors and Successors

.  Tenant agrees that the holder of a mortgage or ground lease or any successor-in-interest to any of them or to Landlord shall not be: (a) bound by any payment of an installment of Base Rent or Additional Rent which may have been made more than 30 days before the due date of such installment; (b) bound by any amendment or modification to this Lease made without the consent of the holder of a mortgage or ground lease or such successor in interest (to the extent such consent is required by such mortgage, ground lease or documents executed by Landlord and/or Tenant in connection with the same); (c) liable for any previous act or omission of Landlord (or its predecessors in interest) except for a non-monetary default by such Landlord under the Lease that began prior to such holder’s succession-in-interest, is ongoing and continuing following such succession event, is susceptible of being cured and for which Tenant has provided such holder with notice as may be required hereunder or under any separate agreement with such holder; (d) responsible for any monies owing by Landlord to the credit of Tenant or subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord (or any of its predecessors in interest); (e) bound by any covenant to undertake or complete any construction of the Premises or any portion thereof; or (f) obligated to make any payment to Tenant other than any security deposit actually delivered to holder of a mortgage or ground lease or such successor in interest.  Further, Tenant agrees that it will not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant shall have given written notice of such act or omission to the holder of such mortgage or ground lease (at such holder’s last address furnished to Tenant) and following the giving of such notice such holder shall have the right, but shall not be obligated, to remedy such act or omission within 20 business days after the time period provided for in this Lease for Landlord to cure the same or, if such cure cannot reasonably be completed with such period,  such longer period as may be reasonably necessary to cure the same provided that such party commences such cure within said 20 business day period and diligently prosecutes such cure to completion; provided, however, the total period provided for such cure shall in no event exceed sixty days.  Tenant shall enter into a written agreement confirming the foregoing from time to time upon written request from Landlord and/or the holder of a mortgage or ground lease on Landlord’s Property.

Section 9.5 Estoppel Certificates

.  Each party (“Responding Party”) agrees, at any time and from time to time, within ten business days after written request by the other party (“Requesting Party”) or any holder of a mortgage on all or a portion of Landlord’s Property or the ground lessor thereof, to execute, acknowledge and deliver to the Requesting Party a statement in writing certifying that (except as may be otherwise specified by the Responding Party):  (i) this Lease is presently in full force and effect and unmodified; (ii) Tenant has accepted possession of the Premises; (iii) any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; (iv) no rent under this Lease has been paid more than 30 days in advance of its due date; (v) the addresses for notices to be sent to the Responding Party is as set forth in this Lease or as specified in such certificate; (vi) to the best of the knowledge of the Responding Party, Tenant as of the date of executing the certificate has no charge, lien or claim of offset under this Lease, or otherwise, against rents or other charges due or to become due hereunder; (vii) to the best of the knowledge of the Responding Party, the Responding Party is not in default under this Lease; and (viii) such other factual information as the Requesting Party may reasonably request about this Lease or Tenant’s occupancy to the extent that the same is in the possession of the Responding Party and may be responded to without incurring any out-of-pocket costs.

Article X.
CASUALTY

Section 10.1 Damage From Casualty

.  If any material portion of the Premises or the Building affecting Tenant’s use of the Premises is damaged by fire or other casualty, Tenant shall give Landlord written notice of such casualty in the Premises promptly after Tenant becomes aware of such casualty.  Within 30 days after

Tenant gives Landlord written notice of such casualty, Landlord shall reasonably estimate, and give Tenant written notice of, the period commencing with the date of such notice (the “Restoration Period”) that Landlord anticipates will be reasonably required to perform the restoration work which is the responsibility of Landlord as provided below.  If Landlord reasonably estimates that the Restoration Period will be longer than 90 days, or if such casualty occurs during the final six (6) months of the Lease Term and Tenant does not elect to exercise a right to extend the Lease Term, if any, then either Landlord or Tenant may terminate this Lease by giving to the other written notice of termination within ten days after Landlord gives Tenant written notice of such estimate.  Such notice of termination shall be effective on the date thereof, and if Tenant is then occupying the Premises, Tenant shall thereafter have a reasonable period of time in which to vacate the Premises.  If (i) Landlord reasonably estimates that the Restoration Period will be 90 days or shorter, or (ii) Landlord reasonably estimates that the Restoration Period will be longer than 90 days but neither Landlord nor Tenant exercises its right to terminate this Lease as set forth above, then this Lease shall not terminate; and in such event, Landlord shall, unless Landlord exercises its termination right pursuant to Section 10.3, with reasonable dispatch, repair or rebuild the Premises to the condition thereof as of the Term Commencement Date (subject, however, to Legal Requirements then in existence), and Tenant shall, forthwith after the completion of Landlord’s Restoration Work, repair or rebuild the Premises to substantially its condition immediately before the occurrence of the casualty.

Section 10.2 Abatement of Rent

.  In the event that the provisions of Section 10.1 shall become applicable, the Base Rent and Additional Rent shall be abated or reduced proportionately during any period in which, by reason of any such damage or destruction, there is substantial interference with the operation of the business of Tenant in the Premises, having regard to the extent to which Tenant may be required to discontinue its business in the Premises, and such abatement or reduction shall continue (but may be reasonably adjusted from time to time based on the extent of the interference with Tenant’s operations) for the period commencing with such destruction or damage and ending on the earlier to occur of (i) the date on which Tenant commences business operations in the Premises or the portion thereof affected by the casualty and (ii) the date that is 60 days after substantial completion by Landlord of the restoration work to be performed by Landlord under Section 10.1 above, with respect to the Office Premises and 120 days after such substantial completion with respect to the Laboratory Premises.

Section 10.3 Landlord’s Right to Terminate

.  Notwithstanding the foregoing, Landlord may terminate this Lease following:  (a) damage or destruction to the Building or Premises to the extent of 50% or more of the cost of replacement thereof; or (b) the refusal of the applicable insurance carrier to pay funds sufficient for the cost to repair or replace, less any applicable deductible.  Landlord may exercise the right to so terminate this Lease by written notice to Tenant given within 60 days after the date of the damage or 60 days after the date Landlord receives written notice of such damage, whichever is later.  Such notice of termination shall be effective on the date thereof, and if Tenant is then occupying the Premises, Tenant shall thereafter have a reasonable period of time in which to vacate the Premises.

Article XI.
EMINENT DOMAIN

Section 11.1 Eminent Domain; Right to Terminate and Abatement in Rent

.  If the Premises or any part thereof, or the whole or any substantial part of Landlord’s Property, shall be taken, or if a conveyance shall be made in anticipation thereof, for any street or other public use, by action of the municipal, state, federal or other authorities, or shall receive any substantial direct or consequential damage for which Landlord or Tenant shall be entitled to compensation by reason of anything lawfully done in pursuance of any public authority, after the execution hereof and before the expiration of the Lease Term, then this Lease and the Lease Term shall terminate at the election of Landlord or Tenant (given by written notice to the other within 90 days of the taking or within 90 days of notice of the taking to Landlord), and such election may be made in case of any such taking notwithstanding the entire interest of Landlord may have been divested by such taking; and if neither Landlord nor Tenant so elects, then in case of any such taking or destruction of, or damage to, the Premises, rendering the same or any part thereof unfit for use and occupation, a just proportion of the Base Rent hereinbefore reserved according to the nature and extent of the injury sustained by the Premises as reasonably determined by Landlord, shall be suspended or abated until the Premises or, in case of such taking, what may remain thereof, shall have been put in proper condition for use and occupation.  To the extent that the Premises, upon having been put in proper condition for use and occupation are smaller than before such taking, the Base Rent hereinbefore reserved shall be reduced for the balance of the Lease Term in the same proportion which the reduction in space bears to the original Leasable Square Footage of the Premises.  In the event of a taking of any portion of the Building, Tenant’s Share shall be recomputed.

Section 11.2 Restoration

.  If this Lease is not terminated as provided in Section 11.1, Landlord shall apply so much of the available proceeds of the eminent domain award as are required to restore Landlord’s Property and the Premises to a condition, to the extent practical, substantially the same as that immediately preceding the taking, but subject to zoning laws and building codes then in existence.  If the available proceeds of the eminent domain award are insufficient, in Landlord’s judgment, for that purpose, Landlord shall (i) notify Tenant within thirty (30) days following notification of such award, (ii) have no obligation to expend funds in excess of said proceeds and (iii) have the right to select which portions of Landlord’s Property, if any, shall be restored, by notice to Tenant. Tenant shall have the right in its sole discretion within thirty (30) days following notification from Landlord that Landlord does not intend to restore the Premises in its entirety to terminate this Lease by notice to Landlord.  The term “available proceeds” means the amount of the award paid to Landlord, less cost of obtaining the same (including attorneys’ fees and appraisal fees) and less the amount thereof required to be paid to a mortgagee or ground lessor.

Section 11.3 Landlord to Control Eminent Domain Action

.  Landlord reserves all rights to compensation for damage to the Premises or any part thereof, or the leasehold hereby created, heretofore accrued or hereafter to accrue, by reason of any taking for public use of said Premises or any portion thereof, or right appurtenant thereto, or privilege or easement in, through, under or over the same, and by way of confirmation of the foregoing Tenant hereby assigns all rights to such damages heretofore accrued or hereafter accruing during the Lease Term to Landlord.  Provided, however, nothing herein contained shall limit Tenant’s right to any separate award for the taking of personal property, the cost of leasehold improvements installed in the Premises by Tenant to the extent such unamortized cost exceeds the Tenant Improvement Allowance and, if applicable, Landlord’s Additional Contribution, moving expenses, or other items the payment of which shall not reduce the award payable to Landlord.

Article XII.
DEFAULT AND REMEDIES

Section 12.1 Event of Default

.  As used herein, “Event of Default” means the occurrence and/or existence of any one or more of the following:  (a) (i) Tenant shall fail to pay any installment of Base Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable, and such failure continues for five business days after written notice from Landlord thereof or (ii) Landlord having given the written notice specified in the foregoing clause (i) to Tenant twice in any 12 month period, Tenant shall fail, on a third occasion within the 12 months following the giving of the first such notice by Landlord, to pay any installment of Base Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable; or (b) Tenant shall neglect or fail to perform or observe any of the other covenants or undertakings herein on its part to be performed or observed and such neglect or failure shall continue for 30 days after written notice to Tenant; provided that if the default is other than a default under clause (a) above, or clauses (c) through (h) below, and is such that it cannot be cured within 30 days, but is capable of being cured, such 30 day period shall be extended by up to 60 additional days provided that Tenant commences to cure such default within said 30 day period, continues to do so diligently, and thereafter completes such cure within not more than 90 days following the notice of default; or (c) there is filed by Tenant any case, petition, proceeding or other action under any Bankruptcy Law; or (d) any other proceedings shall be instituted against Tenant under any Bankruptcy Law and not be dismissed within 60 days; or (e) Tenant shall execute an assignment of its property for the benefit of its creditors; or (f) a receiver, custodian or other similar officer for Tenant shall be appointed and not be discharged within 60 days; or (g) the estate hereby created shall be taken by execution or by other process of law and is not redeemed by Tenant within 60 days thereafter; or (h) an assignment or sublease in violation of the terms of this Lease.

Section 12.2 Landlord’s Remedies

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(a) Upon the occurrence of an Event of Default, Landlord may, immediately or at any time thereafter (notwithstanding any license or waiver of any former breach or waiver of the benefit hereof, or consent in a former instance), and enter the Premises or any part thereof and repossess the same as of its former estate in accordance with law, or terminate this Lease by written notice to Tenant, and in either event expel Tenant and those claiming through or under it and remove their effects (forcibly, if necessary) in compliance with law without being deemed guilty of any manner of trespass and without prejudice to any remedy which might otherwise be used for arrears of Base Rent or Additional Rent or breach of covenant, and upon entry or written notice of termination, or automatic termination, both as aforesaid, this Lease shall terminate and Landlord, in addition to all other remedies which it may have at law or equity, and not in limitation thereof, shall have the remedies provided in this Article XII.  No termination of this Lease and/or repossession of the Premises pursuant to this Section 12.2(a) shall relieve Tenant of its obligations under this Lease, which shall survive such termination or repossession.

(b) From the termination of this Lease pursuant to Section 12.2(a) through the remainder of the Lease Term, until such time, if any, that Landlord exercises its right pursuant to Section 12.2(c), Tenant shall pay to Landlord the Base Rent and Additional Rent in installments as and when the same become due and payable, subject to reduction by any rent and additional rent actually received by Landlord as a result of a re-letting of the Premises (net of the reasonable costs of re-letting, including remodeling costs, brokerage commissions and reasonable attorneys’ fees).  Landlord shall exercise commercially reasonable efforts to re-let the Premises to mitigate damages, and Landlord may re let the Premises or any part or parts thereof for a term or terms which may, at Landlord’s option, be less than or exceed the period which would otherwise have constituted the balance of the Lease Term and may grant concessions or free rent.  The good faith failure of Landlord to re let the Premises or any part or parts thereof, or, if the Premises are re let, the good faith failure to collect the rents due under such re letting, shall not release or affect Tenant’s liability for damage so long as Landlord does not act arbitrarily or capriciously.  Any suit brought to collect the amount of deficiency for any month or other period shall not prejudice in any way the right of Landlord to collect the deficiency for any subsequent month or period by a similar proceeding.  Landlord, at Landlord’s option, may make such alterations, repairs, replacements and decorations to the Premises as Landlord in Landlord’s sole but reasonable judgment considers advisable and necessary for the purpose of re letting the Premises, and the making of such alterations or decorations shall not operate or be construed to release Tenant from liability hereunder.

(c) At Landlord’s option exercisable by written notice given to Tenant upon or after the termination of this Lease pursuant to Section 12.2(a), Tenant shall forthwith pay to Landlord as damages, in addition to all sums which were due prior to the exercise of such option by Landlord, a sum equal to the amount by which the Base Rent and Additional Rent for the remainder of the Lease Term exceeds the fair rental value of the Premises determined as of the termination date for the remainder of the Lease Term, discounted to present value at the then-applicable federal discount rate.  For the purposes of computing damages payable pursuant to this Section 12.2(c), the annual Additional Rent with respect to Taxes, Insurance Costs and Operating Costs for the remainder of the Lease Term will be assumed to be such Additional Rent for the most recently ended fiscal, calendar or lease year, as the case may be.

Section 12.3 Reimbursement of Landlord

.  In the event of any default by Tenant in the payment of any Base Rent or Additional Rent, Tenant will, in addition to paying Landlord all amounts due under the terms and provisions of this Lease, including, without limitation, Section 12.9, reimburse Landlord for all reasonable expenses incurred by Landlord in collecting such rent or in obtaining possession of, or in re letting the Premises, or in defending any action, including expenses for reasonable counsel fees and commissions.  Tenant further agrees that, if on termination of this Lease by expiration or otherwise, Tenant shall fail to remove any of its property from the Premises as provided for herein, Landlord shall be authorized, in its sole option, and in Tenant’s name and on its behalf, either (a) to cause such property to be removed and placed in storage for the account and at the expense of Tenant; or (b) to sell such property at public or private sale, with or without notice, and to apply the proceeds thereof, after the payment of all expenses of removal, storage and sale, to the indebtedness, if any, of Tenant to Landlord, the surplus, if any, to be paid to Tenant; prior to the removal of such property Landlord may charge Tenant a fair rental amount for the storage of such property.  All sums payable by Tenant under this Article XII shall be deemed Additional Rent.

Section 12.4 Landlord’s Right to Perform Tenant’s Covenants

.  Tenant covenants and agrees that, if it shall at any time fail to make any payment or perform any other act on its part to be made or performed as in this Lease provided, then Landlord, in its sole discretion may after due notice to, or demand upon, Tenant and subject to the limitations set forth below, make any payment or perform any other act on the part of Tenant to be made and performed as in this Lease provided, in such manner and to such extent as Landlord may reasonably deem desirable, and in exercising any such rights, Landlord may pay necessary and incidental costs and expenses, employ counsel, and incur and pay reasonable attorneys’ fees.  The making of any such payment or the performing of any other act by Landlord pursuant to this Article shall not waive, or release Tenant from, any obligations of Tenant in this Lease contained.  All sums so paid by Landlord and all reasonably necessary and incidental costs and expenses in connection with the performance of any such act by Landlord shall, except as otherwise in this Lease expressly provided, be payable to Landlord on demand, and Tenant covenants to pay any such sum or sums promptly, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of the Base Rent.  Whenever practicable, Landlord, before proceeding as provided in this Section 12.4, shall give Tenant notice in writing of the failure of Tenant which Landlord proposes to remedy, and shall allow Tenant such length of time as may be reasonable in the circumstances, consistent with any grace periods contained herein, but not exceeding 30 days from the giving of notice, to remedy the failure itself and, if Tenant shall not remedy the failure in the time so allowed, Landlord shall be deemed to have given “due notice” and may proceed as provided in this Section 12.4; provided that nothing in this Section shall prevent Landlord from acting without notice to Tenant in case of any emergency wherein there is danger to property or person or where there may exist any violation of legal requirements including but not limited to the presence of Hazardous Materials, in which event no notice shall be required.

Section 12.5 Cumulative Remedies

.  The specified remedies to which Landlord may resort under the terms of this Lease, or under the provisions of applicable law, are cumulative and not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease.  The failure of Landlord to insist in any one or more cases upon the strict performance of any of the covenants of this Lease or to exercise any option contained herein shall not be construed as a waiver or a relinquishment for the future of such covenant or option.  Receipt by Landlord of any Base Rent or Additional Rent payment with knowledge of the breach of any covenants hereof shall not be deemed a waiver of such breach.  No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by the waiving party.  In addition to the other remedies provided in this Lease, Landlord shall be entitled to restraint by injunction of any violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease.

Section 12.6 Expenses of Enforcement

.  Tenant agrees to pay all reasonable expenses and reasonable attorneys’ fees incurred by Landlord in enforcing any obligation or any remedies hereunder including, without limitation, in connection with collection of Base Rent or Additional Rent, recovery by Landlord of the Premises, or in any litigation in which Landlord shall become involved by reason of any act or negligence of Tenant’s Invitees or any breach of this Lease by Tenant.

Section 12.7 Landlord’s Default

.  Landlord shall not be deemed to be in default hereunder unless such default shall remain uncured for more than 30 days following written notice from Tenant to Landlord specifying the nature of such default, or, if such cure cannot reasonably be completed within such period, such longer period as may be reasonably required to correct such default provided that Landlord commences such cure within said 30 day period and diligently prosecutes such cure to completion.  In no event whatsoever shall Landlord be liable for consequential or any indirect damages. The provisions of this Section 12.7 are further subject to the provisions of Articles X and XI dealing with eminent domain and fire and other casualty.

Section 12.8 Limitation of Landlord’s Liability

.  The obligations of Landlord hereunder shall be binding upon Landlord and each succeeding owner of Landlord’s interest hereunder only during the period of such ownership, and Landlord and each succeeding owner shall have no liability whatsoever except for its obligations during each such respective period.  Tenant hereby agrees for itself and each succeeding holder of Tenant’s interest, or any portion thereof, hereunder, that any judgment, decree or award obtained against Landlord or any succeeding owner of Landlord’s interest, which is in any manner related to this Lease, the Premises or Tenant’s use and occupancy of the Premises or the Common Areas, or the remainder of Landlord’s Property, whether at law or in equity, shall be satisfied out of Landlord’s equity in the land and buildings then comprising Landlord’s Property owned by Landlord to the extent then owned by Landlord and the proceeds from Landlord’s Property and such succeeding owner, and further agrees to look only to such assets and to no other assets of Landlord, or such succeeding owner, for satisfaction.  Except in the event such Person is a guarantor of Tenant’s obligations under this Lease, no Person executing this Lease on behalf of Landlord or Tenant, nor any limited partner, or any officer, director, employee, member, trustee, beneficiary, or other owner of Landlord or Tenant, nor of any subsequent Landlord or Tenant shall have any personal liability hereunder.  The remedies provided to Tenant in this Lease are exclusive, and Landlord will not be liable under any theory of recovery, whether based on contract, tort or otherwise.

Section 12.9 Late Payment and Administrative Expense

.  If Tenant shall fail to pay Base Rent, Additional Rent or other charges when due and payable under this Lease, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the lesser of (a) a rate per annum equal to 3% plus the prime rate of Bank of America, N.A. (or any successor), in effect on the day the payment became due and subject to change thereafter or (b) the maximum rate permitted by applicable law.  In addition, if Landlord is required to redeposit any check which is returned for insufficient funds or if Tenant shall fail to pay Base Rent, Additional Rent or other charges on or before the date on which the same become due and payable, then Tenant shall also pay to Landlord an administrative expense charge of 5% of the amount thereof.  The provisions of this Section 12.9 shall not be construed to relieve Tenant of the obligation to pay Base Rent, Additional Rent and all other charges when due under this Lease and shall be in addition to and not in limitation of Landlord’s other remedies as provided for in this Lease.

Section 12.10 Limitation of Tenant’s Liability.  Notwithstanding anything in this Lease to the contrary, except as provided in Sections 5.3, 5.4 and 13.9, in no event whatsoever shall Tenant be liable to Landlord for consequential or indirect damages arising under this Lease.

Article XIII.
MISCELLANEOUS PROVISIONS

Section 13.1 Brokers

.  Tenant represents that it has not dealt with any Person in connection with the Premises or the negotiation or execution of this Lease other than officers, employees and attorneys of Landlord and Brokers.  Tenant shall indemnify and save harmless Landlord from and against all claims, liabilities, costs and expenses incurred as a result of any breach of the foregoing representation by Tenant.  Landlord represents that it has not dealt with any Person in connection with the Premises or the negotiation or execution of this Lease other than officers, employees and attorneys of Tenant and Brokers.  Landlord shall indemnify and save harmless Tenant from and against all claims, liabilities, costs and expenses incurred as a result of any breach of the foregoing representation by Landlord.  The broker’s fees payable to Brokers for this Lease shall be payable by Landlord subject to and in accordance with the terms of a separate agreement between Landlord and Broker, and Landlord shall indemnify, defend and hold Tenant harmless from and against any liability in connection therewith.

Section 13.2 Quiet Enjoyment

.  Tenant shall, so long as no Event of Default exists, peaceably and quietly have and hold the Premises without hindrance or molestation by any Person or Persons lawfully claiming by, through or under, Landlord, subject, however, to the terms of this Lease.

Section 13.3 Security Deposit

(a) It shall be a condition precedent to the effectiveness of this Lease that Tenant shall deliver to Landlord, together with Tenant’s execution and delivery of this Lease, the Security Deposit in the form of an irrevocable letter of credit (the “Letter of Credit”) pursuant to the provisions of paragraphs (b) and (c) below. The Security Deposit shall be held as security for the performance of Tenant’s obligations.  The Security Deposit is not an advance payment of Rent or a measure of damages.  Landlord may use all or a portion of the Security Deposit to cure any Event of Default by Tenant and/or reimburse Landlord for amounts due to and/or damages sustained by Landlord arising from any Event of Default.  If Landlord uses any portion of the Security Deposit, Tenant shall, within five (5) days after demand, restore the Security Deposit to its original amount. Landlord may assign the Security Deposit to a successor or transferee that purchases Landlord’s Property and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. In the event Landlord or its successor or transferee pays, on behalf of Tenant, any transfer fee required by the issuer of a Letter of Credit in connection with a transfer of the Letter of Credit, Tenant shall reimburse such transfer fee to Landlord, as additional Rent, within fifteen (15) days of Landlord’s invoice therefor.

(b) The Letter of Credit (and any renewals or replacements thereof) shall:

(i) be in the amount of $229,920.00;

(ii) be issued on a form reasonably acceptable to Landlord;

(iii) name Landlord as its beneficiary;

(iv) be transferable by Landlord to Landlord’s transferee, without Tenant’s approval, should Landlord transfer or convey its interest in Landlord’s Property, with any transfer fees being for the account of Tenant;

(v) be drawn on an FDIC insured financial institution reasonably satisfactory to the Landlord and having a minimum corporate credit rating from Standard and Poor’s Professional Rating Service of "A" or a comparable minimum credit rating from Moody’s Professional Rating Service (Landlord acknowledging that Silicon Valley Bank is acceptable);

(vi) be for a term of not less than one (1) year;

(vii) allow draws on the Letter of Credit at the bank counter of the issuing bank, and/or by overnight courier; and

(viii) expressly provide that the  amount thereof may not be reduced by amendment unless and until Landlord shall have provided its written consent to such amendment ((i) - (viii) being referred to herein as the “LOC Criteria”).

(c) Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is continuously in effect until a date which is at least thirty (30) days after the Termination Date.  If (x) Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, (y) the corporate credit rating of the issuing institution drops below the minimum set forth above (or Silicon Valley Bank drops below a rating of “BBB”) and/or (z) if Landlord determines, in its reasonable discretion, that it is reasonably likely that the Letter of Credit shall expire prior to the date Tenant shall surrender possession of the Premises to Landlord in accordance with this Lease, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a cash Security Deposit pursuant to the terms of this Section 13.3. To the extent the Security Deposit is held as cash, the Security Deposit may be commingled with Landlord’s general accounts and shall be held by Landlord without liability for interest (unless required by applicable law). Any renewal, replacement or amendment of the original or any subsequent Letter of Credit shall meet the LOC Criteria.  If Landlord draws on the Letter of Credit then, within five (5) days following written demand of Landlord, Tenant shall restore the amount available under the Letter of Credit to its original amount by providing Landlord with an amendment to the Letter of Credit evidencing that the amount available under the Letter of Credit has been restored to its original amount.  Should Landlord elect to draw upon the Letter of Credit, Tenant expressly waives any rights it might otherwise have to prevent Landlord from drawing on the Letter of Credit and agrees that an action for damages and not injunctive or other equitable relief shall be Tenant’s sole remedy in the event Tenant disputes Landlord’s claims to any such amounts.

(d) Upon the expiration or earlier termination of this Lease, Landlord shall return any unapplied portion of the Security Deposit to Tenant within thirty (30) days after the later to occur of: (x) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (y) the date of expiration or earlier termination of this Lease.

(e) Landlord shall have the right to pledge or assign its interest in the Security Deposit (including the Letter of Credit and proceeds thereof) to any lender holding a security interest in the Premises. No mortgagee or purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Tenant or any other person for any or all of such sums or the return of any Letter of Credit (or any other or additional Security Deposit or other payments made by Tenant under the provisions of this Lease), unless Landlord has actually delivered the Security Deposit (including the Letter of Credit and proceeds thereof), to such mortgagee or purchaser. If requested by any such mortgagee or purchaser, Tenant shall obtain an amendment to the Letter of Credit that names such mortgagee or purchaser as the beneficiary thereof in lieu of Landlord.

Section 13.4 Notices

.  Any notice, demand, request or statement required or intended to be given or delivered under the terms of this Lease shall be in writing, shall be addressed to the party to be notified at the address or addresses set forth in the Summary of Basic Terms or at such other address in the continental United States as each party may designate for itself from time to time by notice hereunder, and shall be deemed to have been given, delivered or served upon the earliest of (a) three days following deposit in the U.S. Mail, with proper postage prepaid, certified or registered, return receipt requested, (b) the next business day after delivery to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment of such fees, or (c) receipt of notice given by personal delivery.

Section 13.5 Waiver of Subrogation

.  Landlord and Tenant hereby release each other, to the extent of their respective insurance coverages, from any and all liability for any loss or damage caused by fire, any of the extended coverage casualties, or other casualties insured against, even if such fire or other casualty shall be brought about by the fault or negligence of the party benefited by the release or its agents, provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as the policies of fire, extended coverage and other insurance, maintained by the releasing party shall contain a clause, or be subject to a statutory provision, to the effect that such release shall not affect said policies or the right of the releasing party to recover thereunder. Tenant agrees that its fire, extended coverage, and other property insurance policies will include such a clause.

Section 13.6 Entire Agreement; Execution; Time of the Essence and Headings and Table of Contents

.  This Lease together with all Exhibits referred to herein and the Summary of Basic Terms, sets forth the entire agreement between the parties hereto and cannot be modified or amended, except in a writing duly executed by the respective parties.  This Lease, together with all Exhibits referred to herein and the Summary of Basic Terms, supersedes all previous written and oral negotiations, understandings and agreements regarding the subject matter of this Lease.  Neither Landlord nor any Person acting on behalf of Landlord has made any representations to Tenant on which Tenant has relied in entering into this Lease except any representations expressly stated in this Lease.  This Lease is executed as a sealed instrument and in multiple counterparts, all copies of which are identical, and any one of which is to be deemed to be complete in itself and may be introduced in evidence or used for any purpose without the production of any other copy.  Time is of the essence of the obligations of the parties to be performed within a specific time frame in this Lease.  The headings throughout this Lease and the Table of Contents are for convenience of reference only, and shall in no way be held or deemed to define, limit, explain, describe, modify or add to the interpretation, construction or meaning of any provision of this Lease.

Section 13.7 Partial Invalidity

.  If any term or condition of this Lease or its application to any Person or circumstance shall to any extent be in violation of or unenforceable under any law, rule, regulation or order (including any court order) now existing or hereafter enacted or entered by any court or other governmental entity having competent jurisdiction (including after all appeals therefrom), the remainder of this Lease, or the application of such term or condition to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and shall be enforceable to the fullest extent not prohibited by law.

Section 13.8 No Waiver

.  No assent, express or implied, by a party to any breach of any agreement or condition herein contained on the part of the other party to be performed or observed, and no waiver, express or implied, of any such agreement or condition shall be deemed to be a waiver of or an assent to any succeeding breach of the same or any other agreement or condition; the acceptance by Landlord of Base Rent or Additional Rent due hereunder (whether such payment is made by Tenant or another Person), or silence by Landlord or Tenant as to any breach by Tenant or Landlord, respectively, shall not be construed as waiving any of Landlord’s or Tenant’s rights hereunder unless such waiver shall be in writing.  No payment by Tenant or acceptance by Landlord of a lesser amount than shall be due Landlord from Tenant shall be deemed to be anything but payment on account, and the acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon a letter accompanying said check, that said lesser amount is payment in full shall not be deemed an accord and satisfaction, and Landlord may accept said check without prejudice to recover the balance due or pursue any other remedy.

Section 13.9 Holdover

.  If Tenant remains in the Premises beyond the expiration of this Lease at the end of the Lease Term, or sooner following an early termination as provided for herein, such holding over shall not create any tenancy, but Tenant shall be a daily tenant at sufferance only subject to all of Tenant’s obligations set forth herein, but at a daily rate equal to 150% of the Base Rent, then in effect, and Additional Rent and other charges provided for under this Lease.  The acceptance of a purported rent check following termination shall not constitute the creation of a tenancy at will, it being agreed that Tenant’s status shall remain that of a daily Tenant at sufferance, at the aforesaid daily rate.  Tenant shall also pay to Landlord all damages, if any, sustained by reason of any such holding over; provided, however, that in no event shall Tenant be liable to Landlord for any consequential, punitive, special or exemplary damages arising in connection with such holdover except in the event such holdover extends for more than sixty (60) days following Landlord’s delivery to Tenant of a written notice to vacate.  Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

Section 13.10 When Lease Becomes Binding

.  The submission of this document for examination and negotiation does not constitute an offer to lease or a reservation or an option for the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.  All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

Section 13.11 No Recordation

.  Tenant shall not record this Lease with any registry of deeds or land court, and any recordation of this Lease will be void and constitute an Event of Default under this Lease.

Section 13.12 As Is

.  Tenant represents to Landlord that Tenant has leased the Premises after a full and complete examination of the same, and by its execution and delivery of this Lease, Tenant hereby acknowledges that neither Landlord, nor Landlord’s agents, has made any representation or promises with respect to the Premises, the Building, or the land upon which it stands, and no rights, easements or licenses are acquired by Tenant, by implication or otherwise, except as may be set forth expressly in this Lease. The execution and delivery of this Lease by Tenant shall be conclusive evidence, as against Tenant, that Tenant accepts the Premises “AS IS”, with all faults.

Section 13.13 Financial Statements; Certain Representations and Warranties of Tenant

.  From time to time as requested by Landlord, but not more than once in any year, and only if Tenant is not then a publicly traded company, Tenant shall provide to Landlord, any actual or potential mortgagee and any actual or potential ground lessor or any representative of any of the foregoing, copies of Tenant’s annual financial statements (audited or reviewed, if available) and quarterly financial statements, all certified as true and correct by Tenant, and, if Tenant is not then a publicly traded company, such other information regarding Tenant’s financial condition as Landlord may reasonably request; provided, however, that Landlord shall only request such financial statements if requested by a prospective lender or purchaser or if Tenant requests Landlord’s consent to an assignment or sublease.  Tenant represents and warrants to Landlord, its successors and assigns that:  (a) Tenant is a corporation duly organized and validly existing under the laws of the State of Delaware, and is authorized to transact business in the Commonwealth of Massachusetts; (b) the execution, delivery and performance of this Lease by Tenant has been duly authorized by Tenant; and (c) this Lease is valid and binding upon Tenant and is enforceable against Tenant in accordance with the terms hereof.  Landlord represents to Tenant that:  (a) Landlord is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and is authorized to transact business in the Commonwealth of Massachusetts; (b) the execution, delivery and performance of this Lease by Landlord has been duly authorized by Landlord; and (c) this Lease is valid and binding upon Landlord and is enforceable against Landlord in accordance with the terms hereof.

Section 13.14 (a)  Real Estate Confidentiality

.  Tenant acknowledges that the terms under which Landlord has leased the Premises to Tenant, including, without limitation, the rental rate(s), term and other financial and business terms, constitute confidential information of Landlord (“Landlord Confidential Information”).  Tenant covenants and agrees to keep the Landlord Confidential Information completely confidential; provided that (a) such Landlord Confidential Information may be disclosed by Tenant to those of its and its Tenant Affiliate’s officers, employees, attorneys, accountants, lenders, real estate brokers, contractors, consultants and financial advisors (collectively, “representatives”) who need to know such information in connection with Tenant’s use and occupancy of the Premises and for financial reporting and credit related activities (it being understood that Tenant shall inform its representatives of the confidential nature of such Landlord Confidential Information and that such representatives shall be directed by Tenant, and shall each expressly agree, to treat such Landlord Confidential Information confidentially in accordance with the terms of this Section), (b) such Landlord Confidential Information may be disclosed by Tenant to the extent otherwise in the public domain or to the extent required to be disclosed in connection with litigation involving this Lease or the Premises, and (c) unless required by applicable law, any other disclosure of such information may only be made if Landlord consents in writing prior to any such disclosure.  In furtherance of and not in limitation of the foregoing, Tenant understands and agrees that during the period of any negotiation of the terms of this Lease, the disclosure of Tenant’s possible interest in leasing the Premises and the terms thereof could have a material adverse effect on Landlord’s business.

Landlord acknowledges that the financial statements of Tenant and other financial and business information related to Tenant and its business constitute confidential information of Tenant (“Tenant Confidential Information”).  Landlord covenants and agrees to keep the Tenant Confidential Information completely confidential; provided that (a) such Tenant Confidential Information may be disclosed by Landlord to those of its officers, employees, attorneys, accountants, lenders and financial advisors (collectively, “representatives”) who need to know such information (it being understood that Landlord shall inform its representatives of the confidential nature of such Tenant Confidential Information and that such representatives shall be directed by Landlord, and shall each expressly agree, to treat such Tenant Confidential Information confidentially in accordance with the terms of this Section), (b) such Tenant Confidential Information may be disclosed by Landlord to Landlord’s lenders and prospective lenders and to prospective purchasers of Landlord’s Property (it being understood that Landlord shall inform its lenders and prospective lenders and purchasers of the confidential nature of such Tenant Confidential Information and that such lenders and prospective lenders and purchasers shall be directed by Landlord, and shall each expressly agree, to treat such Tenant Confidential Information confidentially in accordance with the terms of this Section), and (c) unless required by applicable law, any other disclosure of such information may only be made if Tenant consents in writing prior to any such disclosure.

(b) Non Real Estate Confidentiality.

(i) Each of Tenant and Landlord agrees and acknowledges that it is not granted any rights to use or access any Confidential Information of the other party (“Counterparty Confidential Information”) by virtue of this Lease.

(ii) Each party, as the receiving party (“Receiving Party”) shall keep all Counterparty Confidential Information confidential and, except with the express prior written consent of the other party (“Counterparty”) shall not:

(A) disclose or make available or publish the Counterparty Confidential Information in whole or in part to any third party, except as expressly permitted by this Lease;

(B) copy, reduce to writing or otherwise record the Counterparty Confidential Information;

(C) use, reproduce, transform or store the Counterparty Confidential Information in any retrieval or storage system whatsoever.

(iii) The Receiving Party may disclose Counterparty Confidential Information only to the extent required by law, any governmental order or other legal requirement provided that, to the extent it is legally permitted to do so, it gives the Counterparty as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this Section 13.14(b) Receiving Party takes into account the reasonable requests of the Counterparty in relation to the content of such disclosure. The Receiving Party shall cooperate with the Counterparty to obtain confidential treatment, to the extent possible, with respect to the Counterparty Confidential Information so disclosed.

(iv) The Receiving Party’s obligations in relation to Counterparty Confidential Information shall, notwithstanding any earlier termination of the Lease continue in perpetuity.

(v) The Receiving Party shall be liable for any breach by any of its employees, representatives, officers, directors and persons within its control of the restrictions contained in this clause (b) and agrees, at its sole expense, to take reasonable measures to prevent the prohibited or unauthorized disclosure or use of the Counterparty Confidential Information by those persons.

(vi) Without limitation, the Receiving Party shall use at least the same effort and degree of care that it uses to protect its own confidential information of a similar nature from unauthorized use or disclosure, but shall not use less than a commercially reasonable degree of care.

“Counterparty Confidential Information” as herein used shall mean all confidential information or material (however recorded or preserved) disclosed or made available to the Counterparty by the Receiving Party, directly or indirectly, or which in any way as a result of this Lease or the Receiving Party’s dealings with the Counterparty or Landlord’s Property, including the Tenant’s access to the Common Areas, is received by, comes into the possession of, or to the attention of the Receiving Party and any employees, directors, officers, representatives, contractors or advisers of the Receiving Party or persons under the Receiving Party’s control including but not limited to:

(AA) any information, (including but not limited to in the form of documents, notes, analyses, studies, samples, drawings, diagrams, designs, flowcharts, databases and models) that would be regarded as confidential by a reasonable business person relating to:

(i) the business, affairs, customers, clients, suppliers, plans, intentions, market opportunities, compounds, candidate drugs or products of the Counterparty and/or persons within its control; and

(ii) the operations, processes, product information, know-how, designs, trade secrets, or software of the Counterparty and/or persons within its control; and

(BB) any information or analysis derived from the Counterparty Confidential Information;

but not including any information that:

(CC) is or becomes generally available to the public (other than as a result of its disclosure by the Receiving Party or its representatives in breach of this Lease), (except that any compilation of otherwise public information in a form not publicly known shall nevertheless be treated as Counterparty Confidential Information);

(DD) was lawfully in the possession of the Receiving Party on a non-confidential basis before the information was disclosed to it by the Counterparty as evidenced by Receiving Party’s written records; or

(EE) is developed by the Receiving Party independently of the information disclosed by the Counterparty.

Receiving Party acknowledges that Counterparty may require individual Receiving Party employees to sign an individual confidentiality and non-disclosure agreement to manage intellectual property risks of working in a shared space with Counterparty employees, and such confidentiality and non-disclosure agreement may, without limitation, prohibit Receiving Party employees from disclosing Counterparty Confidential Information to employees of Counterparty.

Section 13.15 Summary of Basic Terms

.  The Summary of Basic Terms which is affixed to this Lease sets forth certain basic terms and information which is thereafter referred to in the main text of this Lease.  Every reference to the Summary of Basic Terms, or to a particular item thereon, shall have the effect of incorporating the Summary, or the particular item thereof, into the main text of this Lease.

Section 13.16 Jurisdiction and Venue

.  As the Premises are located in the Commonwealth of Massachusetts, Tenant agrees that its address for service of process is the address of the Premises or alternatively, with the Secretary of State of the Commonwealth of Massachusetts.  In any cause of action arising out of or in connection with the Premises and the terms of this Lease, Tenant hereby submits itself to the jurisdiction of any state or federal court in the Commonwealth of Massachusetts and agrees that any such cause of action shall be governed by the laws of the Commonwealth of Massachusetts and further agrees that any such cause of action prosecuted by Tenant shall only be brought in state or federal courts in the Commonwealth of Massachusetts.  This Lease and the rights and obligations of the parties hereto shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Tenant and Landlord, each by its duly authorized officer, has signed this Lease as of the date first set forth above.

TENANT:

CERULEAN PHARMA INC. , a Delaware corporation

By: /s/ Christopher D. T. Guiffre
Name:Christopher D. T. Guiffre
Title:President & CEO
Duly Authorized

LANDLORD:

ASTRAZENECA PHARMACEUTICALS LIMITED PARTNERSHIP, a
Delaware limited partnership

By: /s/ Matthew D. Arnold
Name:Matthew D. Arnold
Title:VP, Head of Operations
Duly Authorized

EXHIBIT A

PROPERTY DESCRIPTION

The property is a state-of-the-art multi-tenant office, research and development, and laboratory facility located at 35 Gatehouse Drive in Waltham, Massachusetts. It provides spectacular views of the Cambridge Reservoir and is adjacent to over 22 acres of beautiful wooded protected park land in Weston, MA. It is situated directly off of Interstate 95 / Route 128 at Exit 17, neighboring Reservoir Woods, Waltham Woods, and Bay Colony Corporate Center. This location offers excellent proximity to Greater Boston's most desirable residential communities and to the  R&D epicenter of Cambridge, world-renowned for the region's best intellectual talent.

The location  is a series of interconnecting modern buildings, clad in glass and curtain wall skin that creates a world class destination. It offers tenants leading technology infrastructure. The tenant specific areas for lease are extremely flexible to accommodate a variety of specific research and development tailored to a tenant's needs. Large ribbon windows and incredible natural light also enhance the "universal lab" flexibility and quality of environment. Common areas are spacious, modern, and can provide informal collaboration areas.

A-1

EXHIBIT B

SITE PLAN

House K
House E
E Dock
DE BRIDGE
House D
House C
House N
House M
House 1AT
House B
Lobby
House A
A Dock
Access Road
Building E Lot
Access Road
Rear Lot
GATEHOUSE DRIVE
(50' WIDE - PRIVATE WAY)
Rotary
Garage Lot
CUP Road
Parking Garage
CUP

B-1

EXHIBIT C

BUILDING FLOOR PLANS

(showing Premises)

[see attached]

C-1

C2 Vivarium Area:
Cerulean Animal Holding & Procedure Rooms
STORAGE C2.144
EQUIPMENT C2.145
PROCEDURE ROOM C2.146
IMMUNOLOGY LAB C2.148
LAB C2.149
NECROPSY LAB C2.150
ANIMAL TREATMENT PROC & X-RAY LAB C2.15
CHEMICALS C2.143
CORRIDOR C2.147
AIRLOCK C2.152
STAIR #3 C2.153
DN
UP
AIR LOCK C2.117
CORRIDOR C2.116
ANTE RM C2.141
STORAGE C2.140
ANTE RM C2.137
ANTE RM C2.136
STORAGE C2.132
ANTE RM C2.133
COMMON EQUIPMENT
ELECTRIC C2.114
CORRIDOR C2.113
PIPE DUCT C2.115
COMPUTER CLOSET C2.112
AIR LOCK C2.111
LOCKER ROOM C2.118
TOILET C2.119
BREAK RM C2.142
ANIMAL RM C2.139
ANIMAL RM C2.138
ANIMAL RM C2.135
ANIMAL RM C2.134
AVAILABLE ANIMAL LAB/STORAGE C2.130
AVAILABLE ANIMAL LAB/STORAGE C2.129
CORRIDOR C2.02
CONFERENCE
MEETING RM C2.01

C-2

EXHIBIT D

RULES AND REGULATIONS

ASTRAZENECA PHARMACEUTICALS LIMITED PARTNERSHIP (“Landlord”), hereby promulgates the rules and regulations (the “Rules and Regulations”) set forth below with respect to the use of the office building (the “Building”) and related amenities located at and known as 35 Gatehouse Drive, Waltham, Massachusetts (the “Property”) by tenants (collectively, the “Tenants,” and individually, a “Tenant”) of the Building.  Office space within the Building leased by a Tenant is called “Premises.”  The Rules and Regulations are as follows:

1.Sidewalks, doorways, vestibules, stairways, corridors, halls and other similar areas within the common areas of the Property (the “Common Areas”) shall not be obstructed by any Tenant or used for any purpose other than ingress and egress to and from the portion of the Property leased by the applicable Tenant and for going from one part of the Property to another part of the Property.

2.No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by a Tenant on or to any window, door, corridor or other part of the Building which is visible from outside of the Premises without the prior written consent of Landlord.

3.Landlord will provide and maintain a directory board in a Common Area identifying Tenants.  Without the prior written consent of Lender, no Tenant shall be entitled to maintain any other directory or identifying sign in any Common Area.

4.Movement of furniture, office equipment or any bulky material which requires movement through the Common Areas of the Building shall be restricted to such hours as Landlord may designate, and such movement shall be subject to such restrictions as Landlord may reasonably impose.

5.Landlord shall have the authority to limit the weight of, and to prescribe and restrict the positioning and manner of installation of, safes, file cabinets and other heavy equipment.

6.No Tenant shall use, or permit any person making or receiving any delivery to its Premises to use, any hand trucks except those equipped with rubber tires and side guards.

7.All locks for doors in each Tenant’s Premises shall be building standard and no Tenant shall place any additional lock or locks on any door in its Premises without Landlord’s prior written consent.  All requests for duplicate keys shall be made through Landlord and charged to the Tenant.  Upon termination of a Tenant’s tenancy, the Tenant shall deliver to Landlord all keys to the Tenant’s Premises, to interior doors within the Tenant’s Premises, to doors within the Common Areas and to exterior Building doors which have been furnished to or obtained by the Tenant.

8.Corridor doors, when not in use, shall be kept closed.

9.Each Tenant shall lock all doors of its Premises leading to Common Areas at the close of its working day.

10.No curtains, blinds, draperies or other window treatments shall be attached to or hung in any window of the Premises of a Tenant on an exterior wall of the Building or on an interior wall of the Building dividing the Premises from Common Areas without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

11.Plumbing fixtures and appliances shall be used only for the purposes for which they were designed and constructed, and no sweepings rubbish, rags or other material shall be thrown or placed therein.  The cost of repairing any damage resulting from misuse of the plumbing fixtures or appliances by a Tenant or its employees, agents or invitees shall be borne by the responsible Tenant.

12.No Tenant shall use or permit the use of its Premises, or any part thereof, for lodging, for manufacturing, for any immoral or illegal purpose, or for any other purpose which is not permitted by the terms of its lease.

13.No vending machines shall be allowed in any Premises without the prior written consent of Landlord, except for vending machines for the sole use of Tenant, its employees and invitees.

14.Each Tenant shall, at its expense, provide artificial light and electric current for the employees of Landlord and/or Landlord’s contractors while performing janitorial or other cleaning, maintenance or repair services in the Tenant’s Premises.

15.No Tenant will make or permit any of its employees, agents or invitees to make any improper noises in the Building or to otherwise interfere in any way with other Tenants or persons having business with them.

16.No Tenant shall cause any unnecessary janitorial labor or services by reason of the Tenant’s willful misconduct or carelessness or indifference in the preservation of good order and cleanliness.

17.Without the prior written consent of Landlord, no Tenant shall use the name of the Building or any picture of the Building in any materials promoting or advertising the business of the Tenant, except that each Tenant may use the address of the Building as the address of its business.

18.Each Tenant shall cooperate with Landlord to assure the effective operation of the heating and air conditioning systems serving the Tenant’s Premises and the Building.

19.Neither Landlord nor the Property manager will be responsible for lost or stolen money, jewelry or other personal property from any areas of the Property, regardless of whether the loss or theft occurs when the area in question is locked.

20.Landlord may, in its discretion, institute security measures in the operation of the Property, and Tenants will comply with all such security measures.  Such security measures may include, but are not limited to, requiring persons entering the Building or the Property to identify themselves to a watchman or other person designated by Landlord and to sign in and sign out of the Property, denying access to persons who are not properly identified or appear suspicious, requiring each employee, guest or visitor to wear and display a security badge at all times, and conducting fire or other emergency drills.  The exercise of such security measures by Landlord and any resulting interruption of a Tenant’s business shall not constitute an eviction or disturbance of a Tenant’s use and possession of its Premises, render Landlord liable to the Tenant for damages, or relieve a Tenant from its obligations under its lease.

21.No bicycles or vehicles shall be brought into or kept in the Building.  All bicycles and vehicles brought onto the Property shall be driven and parked only in designated, paved areas.

22.Parking on the Property shall be subject to the restrictions set forth in this paragraph and, with respect to any particular Tenant, to any additional restrictions on parking set forth in such Tenant’s lease.  Each Tenant and such Tenant’s employees, agents and invitees shall have the right, in common with others and in connection with the conduct of Tenant’s business at the Property, to park passenger automobiles on portions of the Property which have been striped for parking; provided, however that (a) no Tenant or its employees or agents may park in any space marked “visitor,” and (b) no Tenant or its employees, agents or invitees may park in any space marked “reserved,” unless reserved for such Tenant, and (c) persons parking their vehicles will do so exclusively within the marked parking space lines.  No Tenant or its employees, agents or invitees shall have a right to park vehicles on the Property overnight or for purposes other than in connection with the Tenant’s business at the Property.  Landlord shall have no responsibility to any Tenant or any Tenant’s employees, agents or invitees for any theft, loss of or damage to any vehicle or its contents on the Property.  Each Tenant’s parking rights, except as otherwise expressly provided in its lease, are in common with other Tenants and on a first come, first served basis, and, except as otherwise expressly provided in its lease or other written agreements with Landlord, no Tenant has the right to any designated parking spaces or to any particular number of parking spaces.

23.All vehicles brought onto the Property by Tenant, its employees, agents, customers and invitees shall be in good condition and appearance and shall be drivable.  No such vehicles shall be leaking oil or other fluids.

24.Each Tenant will deposit its garbage, trash and refuse only in approved trash containers within the Tenant’s Premises or in designated trash receptacles placed by Landlord within the Common Areas.  No Tenant shall deposit any hazardous, flammable or explosive substances in any trash receptacle on the Property.

25.Landlord reserves the right to rescind, alter or waive any of the Rules and Regulations, and to adopt such additional rules and regulations as part of the Rules and Regulations, from time to time as Landlord deems it appropriate for the safety, protection, care and cleanliness of the Property, the operation thereof, the preservation of good order therein or the protection and comfort of the Tenants and their employees, agents and invitees.  An alteration or waiver of any of the Rules and Regulations in favor of one Tenant shall not, other than with the consent of Landlord, operate as an alteration or waiver in favor of any other

Tenant.  Landlord shall not be responsible to any Tenant for the non-observance or violation by any other Tenant of any of the Rules and Regulations, nor for the enforcement of any of the Rules and Regulations against any other Tenant.  No Tenant shall have the right to enforce any of the Rules and Regulations against any other Tenant.

EXHIBIT E

LANDLORD’S WORK

NOT APPLICABLE

E-1

EXHIBIT F

A.00 Flammables Storage

A00 Chemical Storage Rooms:
Gas Cylinder Room
Hazardous Chem. Room
Flammable Liquid Storage
Biohazard Storage Room
General Storage
(Area within each TBD)
COLD BOX
KITCHEN DELIVERY
A00.08
DATA
A00.11
MOTHERS ROOM
A00.04
GAS CYLINDER STORAGE
A00.14
HAZARDOUS CHEMICAL STORAGE
A00.15
FLAMMABLE LIQUID STORAGE
BIOHAZARD AND CHEMICAL WASTE STORAGE
CORRIDOR
A00.06
CHEMICAL STORAGE
CORR.
A00.17
RADIOACTIVE WASTE
COMPOUND ARCHIVE
HAZARDOUS WASTE
A00.35
RECYCLE ROOM
A00.34
CORR.
A00.44
INERGEN SYSTEM
GENERAL STORAGE
TRASH
A00.03
TRASH COMPACTOR
A00.19
ANIMAL RECEIVING
A00.20
SHIPPING/RECEIVING AREA
A00.21
GREASE TRAP
A00.37
GREASE TRAP
A00.42
MECHANICAL
TCIS COMPUTER ROOM
TCIS COMPUTER MECHANICAL
A00.36
TCIS COMPUTER RM BACKUP
A00.30
OFFICE
A00.25
STAIR #1
DISTRIB. RISER
A00.27
JANITOR'S CLOSET
A00.01
EXAM ROOM

F-1

Schedule 3e

Manufacturer	Model	Serial number	Description	Accessories	Location	AZ Name / asset numbe	Disposition	Date Updated	Outcome
Forma Scientific	3860	48894-1986	Incubator	Move to C3.150	E00 hall	343	C3 Cerulean		
Forma Scientific	3860	50888-2004	Incubator	Move to C3.150	E00 hall	344	C3 Cerulean		
Forma Scientific	923	498744366	Freezerr -80	Move to C3	E00 hall	1683	C3 Cerulean		
Forma Scientific	917	65523317	Freezerr -80	Move to C3	E00 hall	1970	C3 Cerulean		
Thermofisher	MaxQ 3000		Shaker	Move to C3	A1.18	1671	C3 Cerulean		
New Brunswick	G25	590845221	Shaker/Oven	Move to C3	A1.23	1689	C3 Cerulean		
Nuaire	NU440-600	129674032409	6' Bio Safety Cabinet	Move to C3.150	A1.08	1611	C3 Cerulean		
AB Sciex	Q-Trap		LCMS	Move to C3	A2.07	1460	C3 Cerulean		
Shimadzu Stack			Shimadzu Stack	Move to C3	A2.07	1459	C3 Cerulean		
Shimadzu Stack			Shimadzu Stack	Move to C3	A2.07	1459.1-1459.9	C3 Cerulean		
Agilent	Cary 300 UV-VIS	MY13020004	Spectrophotometer/Temp Controller	Move to C3	A2.07	1072	C3 Cerulean		
Puffer Hubbard	FC450D18	X22J4597742J	Deli Fridge	Move to C3	A2.11A	1134	C3 Cerulean		
Puffer Hubbard	FC450D18	X28J4605312J	Deli Fridge	Move to C3	A2.13A	1071	C3 Cerulean		
Woods	WV20ZF1E	00515213KB	-20 Freezer	Move to C3	A2.39	1146	C3 Cerulean		
Forma	923	498744327	-80 Freezer	Move to C3	A2.39	1149	C3 Cerulean		
Beckman	Allegra 6R	ALR99M74	Centrifuge	Move to C3	A2.15	1068	C3 Cerulean		
VWR	1510E	0600498	Incubator Oven	Move to C3	A2.17	1154	C3 Cerulean		
Nuaire	NU440-400	138883071910	4' Bio Safety Cabinet	Move to C3.150	E1 Cage	1466	C3 Cerulean		
Lab Line			u/c fridge		C3.145	538	C3 Cerulean		
Lab Line			u/c fridge		C3.145	1877	C3 Cerulean		
Lab Line			u/c fridge		C3.137	908	C3 Cerulean		
Lab Line			u/c fzr		C3.137	509	C3 Cerulean		
			Flammable Cabinet		C3.151	N/A	C3 Cerulean		
	DDT0047		Down Draft Table	Please move to adjacent aisle	C3.146	831	C3 Cerulean		
Nikon	TS100	3060786	Microscope w/camera		C3.150	1209	C3 Cerulean		
Thermofisher	2839	152790782	Water Bath		C3.150	1210	C3 Cerulean		
Fisher Scientific	Accuspin Micro 17R	20055746	Microfuge		C3.150	1208	C3 Cerulean		
Lab Line			u/c fridge		C3.150	177	C3 Cerulean		
Thermofisher	Sorvall ST40R	20055747	Centrifuge		C3.150	1207	C3 Cerulean		
Caron	60261	10011360261019	Incubator/Refrigerator	Needs to move to open lab space	C3.150	1206	C3 Cerulean		
Thermofisher	RCRF192ATS	T06R612383TR	-20 Freezer		C3.150	1202	C3 Cerulean		
Genevac	EZ 2 Plus		Evaporator		C3.117.A	848	C3 Cerulean		
			Acid Cabinet		C3.117.A	N/A	C3 Cerulean		
			Flammable Cabinet		C3.117.A	N/A	C3 Cerulean		
Gilson		1197	Liquid Handler		C3.117.A	842	C3 Cerulean		
Gilson			Pumps		C3.117.A	840-840.1	C3 Cerulean		
Lab Line			u/c fzr		C3.142	423	C3 Cerulean		
CEM	Discover	N2280	Microwave		C3.147	N/A	C3 Cerulean		
Waters	Aquity 4	LBA704	UPLC		C3.148	N/A	C3 Cerulean		
Waters	2777C		Sample manager		C3.148	812	C3 Cerulean		
Waters	Aquity	M10UPD411A	PDA		C3.148	811.1	C3 Cerulean		
Waters	Aquity	K10UPE799M	ELS Detector		C3.148	811.2	C3 Cerulean		
Waters	Aquity	K10UPM017G	Column manager		C3.148	811.3	C3 Cerulean		
Waters	Aquity	K10UPB149A	Binary solvent manager		C3.148	811.4	C3 Cerulean		
			Flammable Cabinet		C3.148	586	C3 Cerulean

Schedule 3E-1